Exhibit 10.62

EXECUTION VERSION
SECOND AMENDMENT AND RESTATEMENT AGREEMENT, dated as of December 10, 2021 (this “Agreement”), among ALBEMARLE CORPORATION, a Virginia corporation (the “Borrower”), ALBEMARLE NEW HOLDING GMBH, a Gesellschaft mit beschränkter Haftung incorporated under the laws of the Federal Republic of Germany (“Albemarle Germany”), the LENDERS party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.
RECITALS
WHEREAS, reference is made to the Syndicated Facility Agreement dated as of August 14, 2019 (as heretofore amended and restated, the “Existing Credit Agreement”), among the Borrower, Albemarle Germany, the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent; and
WHEREAS, the Borrower has requested (a) the establishment on the Restatement Effective Date (as defined below) of a new term facility in an aggregate principal amount of $750,000,000 (the “New Term Facility”) and (b) the amendment and restatement of the Existing Credit Agreement to be in the form of the Restated Credit Agreement (as defined below), and the New Term Lenders (as defined below), which collectively constitute the Required Lenders under the Existing Credit Agreement, have agreed to provide the New Term Facility and to effect such amendment and restatement, all on the terms and subject to the conditions set forth herein.
NOW, THEREFORE, in consideration of the agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
SECTION 1.Definitions. Capitalized terms used but not otherwise defined herein (including in the recitals hereto) have the meanings assigned to them in the Existing Credit Agreement or the Restated Credit Agreement, as applicable. The Existing Credit Agreement and the Restated Credit Agreement are sometimes collectively referred to as the “Credit Agreement”.
SECTION 2.Amendment and Restatement of Existing Credit Agreement.
(a)Effective as of the Restatement Effective Date, (i) the Existing Credit Agreement (excluding, except as set forth below, the Schedules and Exhibits thereto, each of which shall, except as set forth below, remain as in effect immediately prior to the Restatement Effective Date) is hereby amended and restated to be in the form attached as Exhibit I hereto (the Existing Credit Agreement, as so amended and restated, being referred to as the “Restated Credit Agreement”), and (ii) Albemarle Germany shall cease to be a party to, and shall cease to have any rights, benefits or privileges under, or to be subject to any obligations under, the Restated Credit Agreement.
(b)Effective as of the Restatement Effective Date, Schedules 2.01 and 8.01 to the Existing Credit Agreement are hereby amended and restated to be in the form of Schedules 2.01 and 8.01 to the Restated Credit Agreement.
(c)Effective as of the Restatement Effective Date, each of Exhibits A, B, C and D to the Existing Credit Agreement is hereby amended and restated to be in the form of Exhibits A, B, C and D, respectively, to the Restated Credit Agreement.

SECTION 3.New Term Commitments.
(a)On the terms set forth herein and in the Restated Credit Agreement, and subject to the conditions set forth herein, on and as of the Restatement Effective Date, each Person whose name is set forth on Schedule 2.01 to the Restated Credit Agreement (collectively, the “New Term Lenders”) shall have a commitment (collectively, the “New Term Commitments”) in the amount set forth opposite such New Term Lender’s name on such Schedule. The New Term Commitments will constitute “Commitments” as defined in the Restated Credit Agreement and any loan or borrowing made thereunder will constitute a “Loan” or “Borrowing”, as applicable, as defined in the Restated Credit Agreement.
(b)The terms of the New Term Commitments, and the Loans made thereunder, shall be as set forth in the Restated Credit Agreement, and on and as of the Restatement Effective Date, each Lender holding a New Term Commitment shall be referred to as a “Lender” and shall be a party to, and a “Lender” under, the Restated Credit Agreement and shall have all the rights, benefits and privileges of, and shall be subject to all the obligations of, a “Lender” under the Restated Credit Agreement.
SECTION 4.Effectiveness. This Agreement shall become effective, as of the date first written above, on the first date (the “Restatement Effective Date”) on which each of the following conditions shall have been satisfied:
(a)The Administrative Agent shall have executed a counterpart of this Agreement and shall have received from each of the Borrower, Albemarle Germany and the New Term Lenders (which shall constitute Required Lenders under the Existing Credit Agreement) a counterpart of this Agreement signed on behalf of such Person (which, subject to Section 11.22 of the Restated Credit Agreement, may include any Electronic Signatures transmitted by fax, emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page).
(b)The Administrative Agent shall have received the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the Borrower, each dated the Restatement Effective Date (or, in the case of certificates of Governmental Authorities, a recent date before the Restatement Effective Date) and each in form and substance reasonably satisfactory to the Administrative Agent:
(i)Notes executed by the Borrower in favor of each New Term Lender requesting a Note;
(ii)copies of the Organization Documents of the Borrower certified to be true and complete as of a recent date by the appropriate Governmental Authority of the state or other jurisdiction of its incorporation, where applicable or unless otherwise approved by the Administrative Agent, and certified by a director, secretary or assistant secretary of the Borrower to be true and correct as of the Restatement Effective Date;
(iii)such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Borrower as the Administrative Agent may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act in connection with this Agreement, the Restated Credit Agreement and the other Loan Documents to which the Borrower is a party;
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(iv)such documents and certifications as the Administrative Agent may reasonably require to evidence that the Borrower is duly incorporated, and that the Borrower is validly existing, in good standing and qualified to engage in business in its state of incorporation; and
(v)a certificate signed by a Responsible Officer of the Borrower certifying that (A) the representations and warranties of the Borrower contained in Section 5 hereof are true and correct in all material respects (in the case of any representation and warranty qualified by materiality or Material Adverse Effect in the text thereof, in all respects) on and as of the Restatement Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case certifying that they are true and correct in all material respects (in the case of any representation and warranty qualified by materiality or Material Adverse Effect in the text thereof, in all respects) as of such earlier date, and (B) no Default exists.
(c)The Administrative Agent shall have received a written opinion (addressed to the Administrative Agent and the Lenders and dated the Restatement Effective Date) of Squire Patton Boggs (US) LLP, counsel for the Borrower, in form and substance reasonably satisfactory to the Administrative Agent. The Borrower hereby requests such counsel to deliver such opinion.
(d)To the extent reasonably requested by any Lender at least 10 days prior to the Restatement Effective Date, the Borrower shall have provided to such Lender the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including the PATRIOT Act, in each case at least five days prior to the Restatement Effective Date.
(e)The Tranche 2 Commitments (as defined in the Existing Credit Agreement) shall have been, or substantially contemporaneously with the execution of this Agreement shall be, terminated; provided that the New Term Lenders, which collectively constitute the Required Lenders under the Existing Credit Agreement, hereby waive the requirement for advance notice of such termination pursuant to Section 2.06(d) of the Existing Credit Agreement (it being agreed that such notice may be delivered on the date hereof).
(f)The Borrower shall have paid all agreed fees due and payable to each Lender executing this Agreement and to JPMorgan Chase Bank, N.A., and shall have reimbursed the Administrative Agent for all reasonable attorneys’ fees reimbursable by the Borrower pursuant to the Restated Credit Agreement to the extent invoiced at least two Business Days prior to the Restatement Effective Date.
SECTION 5.Representations and Warranties. The Borrower represents and warrants as follows:
(a)It has taken all necessary action to authorize the execution, delivery and performance of this Agreement.
(b)This Agreement has been duly executed and delivered by the Borrower and Albemarle Germany and constitutes the legal, valid and binding obligations of the Borrower and Albemarle Germany, enforceable against the Borrower and Albemarle Germany in accordance with its terms, except as such enforceability may be subject to (i) applicable Debtor Relief Laws, (ii) fraudulent transfer or conveyance laws, and (iii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).
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(c)No consent, approval, authorization or order of, or filing, registration or qualification with, any court or Governmental Authority or third party is required in connection with the execution, delivery or performance by the Borrower of this Agreement, except for those the failure to obtain, occur or make would not reasonably be expected to have a Material Adverse Effect.
(d)The execution and delivery of this Agreement does not (i) violate, contravene or conflict with any provision of its Organization Documents or (ii) violate, contravene or conflict with any Laws applicable to it, except in the case of clause (ii), to the extent that it would not reasonably be expected to have a Material Adverse Effect.
(e)After giving effect to this Agreement, (i) the representations and warranties set forth in Article VI of the Restated Credit Agreement are true and correct in all material respects (in the case of any representation and warranty qualified by materiality or Material Adverse Effect in the text thereof, in all respects), except to the extent that such representations and warranties specifically refer to an earlier date, in which case such representations and warranties are true and correct in all material respects (in the case of any representation and warranty qualified by materiality or Material Adverse Effect in the text thereof, in all respects) as of such earlier date, and except that for the purposes of this clause (e), the representations and warranties contained in Sections 6.05(a) and 6.05(b) of the Restated Credit Agreement shall be deemed to refer to the most recent financial statements furnished pursuant to Section 7.01(a) or 7.01(b), as applicable, of the Existing Credit Agreement, and (ii) no Default exists.
SECTION 6.Effect of this Agreement. Except as expressly set forth herein, this Agreement shall not by implication or otherwise limit, impair, constitute a waiver of or otherwise affect the rights and remedies of the Administrative Agent or any Lender under the Credit Agreement or any other Loan Document, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Nothing herein shall be deemed to entitle the Borrower to any other consent to, or any other waiver, amendment, modification or other change of, any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement or any other Loan Document in similar or different circumstances.
(b)On and after the Restatement Effective Date, each reference in the Credit Agreement to “this Agreement”, “herein”, “hereunder”, “hereto”, “hereof” and words of similar import shall, unless the context otherwise requires, refer to the Restated Credit Agreement, and each reference to the Credit Agreement in any other Loan Document shall be deemed to be a reference to the Restated Credit Agreement. This Agreement shall constitute a “Loan Document” for all purposes of the Credit Agreement and the other Loan Documents.
SECTION 7.Counterparts. This Agreement may be executed in any number of counterparts (and by different parties hereto in different counterparts), each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement that is an Electronic Signature transmitted by fax, emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement.
SECTION 8.GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (OTHER THAN THOSE CONFLICT OF LAW RULES THAT WOULD DEFER TO THE SUBSTANTIVE LAWS OF ANOTHER JURISDICTION).
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SECTION 9.Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.
SECTION 10.Headings. The headings of the sections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.
SECTION 11.Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
SECTION 12.Incorporation by Reference. The provisions of Sections 11.18(b), 11.18(c), 11.18(d), 11.19 and 11.22 of the Restated Credit Agreement are hereby incorporated by reference as if set forth in full herein, mutatis mutandis.
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Each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

ALBEMARLE CORPORATION
by
/s/ Karen G. Narwold
Name: Karen G. Narwold
Title: Executive Vice President, Chief Administrative Officer, General Counsel and Corporate Secretary

ALBEMARLE CORPORATION
SECOND AMENDMENT AND RESTATEMENT AGREEMENT

ALBEMARLE NEW HOLDING GMBH
by
/s/ Nicolas Roessler
Name: Nicolas Roessler
Title: Managing Director

ALBEMARLE CORPORATION
SECOND AMENDMENT AND RESTATEMENT AGREEMENT

JPMORGAN CHASE BANK, N.A.,
as a New Term Lender and the Administrative
Agent
By: /s/ Peter S. Predun
Name: Peter S. Predun
Title: Executive Director

ALBEMARLE CORPORATION
SECOND AMENDMENT AND RESTATEMENT AGREEMENT

SIGNATURE PAGE TO
SECOND AMENDMENT AND RESTATEMENT AGREEMENT
OF ALBEMARLE CORPORATION
BANK OF AMERICA, N.A.:

by:	/s/ Mukesh Singh
	Name:	Mukesh Singh
	Title:	Director

BANCO SANTANDER, S.A., NEW YORK BRANCH:

by:	/s/ Pablo Urgoiti
	Name:	Pablo Urgoiti
	Title:	Managing Director

by:	/s/ Andres Barbosa
	Name:	Andres Barbosa
	Title:	Managing Director

Name of New Term Lender: GOLDMAN SACHS BANK USA

by:	/s/ William E. Briggs IV
	Name:	William E. Briggs IV
	Title:	Authorized Signatory

Name of New Term Lender: HSBC Bank USA, National Association

by:	/s/ Peggy Yip
	Name:	Peggy Yip
	Title:	Director

MIZUHO BANK, LTD:

by:	/s/ Donna DeMagistris
	Name:	Donna DeMagistris
	Title:	Executive Director

ALBEMARLE CORPORATION
SECOND AMENDMENT AND RESTATEMENT AGREEMENT

Name of New Term Lender: MUFG BANK, LTD.

by:	/s/ Jorge Georgalos
	Name:	Jorge Georgalos
	Title:	Authorized Signatory

For any New Term Lender requiring a second signature block:

by:	N/A
	Name:	N/A
	Title:	N/A

Name of New Term Lender: Sumitomo Mitsui
Banking Corporation

by:	/s/ Jun Ashley
	Name:	Jun Ashley
	Title:	Director

Name of New Term Lender: TRUIST BANK

by:	/s/ Katherine Bass
	Name:	Katherine Bass
	Title:	Director

Name of New Term Lender: U.S. BANK NATIONAL ASSOCIATION

by:	/s/ Edward B. Hanson
	Name:	Edward B. Hanson
	Title:	Senior Vice President

Name of New Term Lender: The Northern Trust Company

by:	/s/ Andrew D. Holz
	Name:	Andrew D. Holz
	Title:	Senior Vice President

ALBEMARLE CORPORATION
SECOND AMENDMENT AND RESTATEMENT AGREEMENT

EXHIBIT I

Amended and Restated Credit Agreement

[See Attached]

SYNDICATED FACILITY AGREEMENT
dated as of August 14, 2019,
as amended and restated as of December 15, 2020,
as further amended and restated as of December 10, 2021,
among
ALBEMARLE CORPORATION,
THE LENDERS PARTY HERETO
and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

JPMORGAN CHASE BANK, N.A.
and
BOFA SECURITIES, INC.,
as Joint Lead Arrangers and Joint Bookrunners
BANK OF AMERICA, N.A.,
as Syndication Agent
BANCO SANTANDER, S.A., NEW YORK BRANCH,
GOLDMAN SACHS BANK USA,
HSBC BANK USA, NATIONAL ASSOCIATION,
MIZUHO BANK, LTD.,
MUFG BANK, LTD.,
SUMITOMO MITSUI BANKING CORPORATION,
TRUIST BANK,
and
U.S. BANK NATIONAL ASSOCIATION,
as Co-Documentation Agents

[CS&M Ref. No. 6702-296]

TABLE OF CONTENTS
ARTICLE I

Definitions and Accounting Terms
SECTION 1.01.    Defined Terms                        1
SECTION 1.02.    Other Interpretive Provisions                    29
SECTION 1.03.    Accounting Terms                        31
SECTION 1.04.    Rounding                            32
SECTION 1.05.    References to Agreements and Laws                32
SECTION 1.06.    Blocking Regulation                        32
SECTION 1.07.    Interest Rate; LIBOR Notification                32
ARTICLE II

The Commitments and Loans
SECTION 2.01.    Loans                                34
SECTION 2.02.    Borrowings, Conversions and Continuations of Loans    34
SECTION 2.03.    [Reserved.]                            35
SECTION 2.04.    [Reserved.]                            35
SECTION 2.05.    Optional Prepayments                        35
SECTION 2.06.    Termination or Reduction of Commitments            36
SECTION 2.07.    Repayment of Loans                        36
SECTION 2.08.    Interest                                37
SECTION 2.09.    Fees                                37
SECTION 2.10.    Computation of Interest and Fees                38
SECTION 2.11.    Evidence of Debt                        38
SECTION 2.12.    Payments Generally; Administrative Agent’s Clawback    38
SECTION 2.13.    Sharing of Payments                        40
SECTION 2.14.    [Reserved.]                            41
SECTION 2.15.    Extension of Maturity Date                    41
SECTION 2.16.    [Reserved.]                            43
SECTION 2.17.    Defaulting Lenders                        43
ARTICLE III

Taxes, Yield Protection and Illegality
SECTION 3.01.    Taxes                                43
SECTION 3.02.    Illegality                            46
SECTION 3.03.    Alternate Rate of Interest                    47
SECTION 3.04.    Increased Cost and Reduced Return; Capital Adequacy and Liquidity                            49

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SECTION 3.05.    Funding Losses                        50
SECTION 3.06.    Matters Applicable to all Requests for Compensation    51
SECTION 3.07.    Survival                            51
ARTICLE IV

[Reserved]
ARTICLE V

Conditions Precedent
SECTION 5.01.    Conditions to the Restatement Effective Date        52
SECTION 5.02.    Conditions to Each Funding Date                52
ARTICLE VI

Representations and Warranties
SECTION 6.01.    Existence, Qualification and Power                53
SECTION 6.02.    Authorization; No Contravention                53
SECTION 6.03.    Governmental Authorization; Other Consents        53
SECTION 6.04.    Binding Effect                            53
SECTION 6.05.    Financial Statements; No Material Adverse Change        54
SECTION 6.06.    Litigation                            54
SECTION 6.07.    No Default                            54
SECTION 6.08.    Ownership of Property; Liens                    55
SECTION 6.09.    Environmental Compliance                    55
SECTION 6.10.    Insurance                            55
SECTION 6.11.    Taxes                                55
SECTION 6.12.    ERISA Compliance                        56
SECTION 6.13.    Margin Regulations; Investment Company Act        56
SECTION 6.14.    Disclosure                            57
SECTION 6.15.    Compliance with Laws                    57
SECTION 6.16.    Intellectual Property; Licenses, Etc                57
SECTION 6.17.    [Reserved]                            57
SECTION 6.18.    [Reserved]                            57
SECTION 6.19.    [Reserved]                            57
SECTION 6.20.    OFAC; Anti-Corruption Laws                58

ARTICLE VII

Affirmative Covenants
SECTION 7.01.    Financial Statements                        58
SECTION 7.02.    Certificates; Other Information                59
SECTION 7.03.    Notices                            61
SECTION 7.04.    Payment of Obligations                    61
SECTION 7.05.    Preservation of Existence, Etc                61
SECTION 7.06.    Maintenance of Properties                    62
SECTION 7.07.    Maintenance of Insurance                    62
SECTION 7.08.    Compliance with Laws                    62
SECTION 7.09.    Books and Records                        62
SECTION 7.10.    Inspection Rights                        62
SECTION 7.11.    Use of Proceeds                        63
ARTICLE VIII

Negative Covenants
SECTION 8.01.    Liens                                63
SECTION 8.02.    Mergers, Dispositions, Etc                    67
SECTION 8.03.    Change in Nature of Business                    67
SECTION 8.04.    Transactions with Affiliates                    68
SECTION 8.05.    Use of Proceeds                        68
SECTION 8.06.    Financial Covenant                        68
SECTION 8.07.    Subsidiary Indebtedness                    68
SECTION 8.08.    Sanctions                            69
SECTION 8.09.    Anti-Corruption Laws                        70
ARTICLE IX

Events of Default and Remedies
SECTION 9.01.    Events of Default                        70
SECTION 9.02.    Remedies Upon Event of Default                72
SECTION 9.03.    Application of Funds                        73
ARTICLE X

Administrative Agent
SECTION 10.01.    Appointment and Authority                    73
SECTION 10.02.    Rights as a Lender                        74
SECTION 10.03.    Exculpatory Provisions                    74

SECTION 10.04.    Reliance by Administrative Agent                75
SECTION 10.05.    Delegation of Duties                        77
SECTION 10.06.    Resignation of Administrative Agent                77
SECTION 10.07.    Non-Reliance on Administrative Agent and Other Lenders    78
SECTION 10.08.    No Other Duties, Etc                        78
SECTION 10.09.    Administrative Agent May File Proofs of Claim        79
SECTION 10.10.    ERISA Matters                        79
ARTICLE XI

Miscellaneous
SECTION 11.01.    Amendments, Etc                        81
SECTION 11.02.    Notices; Effectiveness; Electronic Communication        83
SECTION 11.03.    No Waiver; Cumulative Remedies; Enforcement        85
SECTION 11.04.    Expenses; Indemnity; Damage Waiver            86
SECTION 11.05.    [Reserved]                            88
SECTION 11.06.    Payments Set Aside                        88
SECTION 11.07.    Successors and Assigns                    89
SECTION 11.08.    Confidentiality                        93
SECTION 11.09.    Set-off                                94
SECTION 11.10.    Interest Rate Limitation                    95
SECTION 11.11.    Counterparts                            95
SECTION 11.12.    Integration; Effectiveness                    95
SECTION 11.13.    Survival of Representations and Warranties            96
SECTION 11.14.    Severability                            96
SECTION 11.15.    Tax Forms                            96
SECTION 11.16.    Replacement of Lenders                    97
SECTION 11.17.    USA PATRIOT Act Notice                    98
SECTION 11.18.    Governing Law; Jurisdiction; Etc                98
SECTION 11.19.    Waiver of Right to Trial by Jury                99
SECTION 11.20.    Judgment Currency                        100
SECTION 11.21.    No Advisory or Fiduciary Responsibility            100
SECTION 11.22.    Electronic Execution                        101
SECTION 11.23.    [Reserved]                            102
SECTION 11.24.    [Reserved]                            102
SECTION 11.25.    Acknowledgment and Consent to Bail-In of Affected Financial Institutions                            102

SCHEDULES
2.01    Commitments
6.09    Environmental Matters
6.20    Certain Anti-Corruption Laws Matters
8.01    Existing Liens

11.02    Eurocurrency and Domestic Lending Offices; Notice Addresses
EXHIBITS
A    Form of Loan Notice
B    Form of Note
C    Form of Compliance Certificate
D    Form of Assignment and Assumption

v

SYNDICATED FACILITY AGREEMENT dated as of August 14, 2019, as amended and restated as of December 15, 2020 and as further amended and restated as of December 10, 2021, among ALBEMARLE CORPORATION, a Virginia corporation (the “Borrower”), the LENDERS party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.
RECITALS
The Borrower, certain Subsidiaries, the lenders party thereto and the Administrative Agent are parties to that certain Syndicated Facility Agreement dated as of August 14, 2019, as heretofore amended and restated (as so amended and restated, the “Existing Syndicated Facility Agreement”).
Pursuant to the Restatement Agreement, the parties thereto wish to amend and restate the Existing Syndicated Facility Agreement to be, effective as of the Restatement Effective Date, in the form of this Agreement.
Accordingly, the parties hereto covenant and agree as follows:
ARTICLE I

Definitions and Accounting Terms
SECTION 1.01.Defined Terms.
As used in this Agreement, the following terms shall have the meanings set forth below:
“Acquisition” by any Person means the acquisition by such Person, in a single transaction or in a series of related transactions, of all or substantially all of the assets of, or of a business unit or division of, another Person or at least a majority of the Securities having ordinary voting power for the election of directors, managing general partners or the equivalent of another Person, in each case whether or not involving a merger or consolidation with such other Person and whether for cash, property, services, assumption of Indebtedness, Securities or otherwise.
“Adjusted LIBO Rate” means, with respect to any LIBOR Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
“Administrative Agent” means JPMorgan in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent. Unless the context requires otherwise, the term “Administrative Agent” shall include any Affiliate of JPMorgan through which it shall perform any of its obligations in such capacity hereunder.
“Administrative Questionnaire” means an Administrative Questionnaire in the form provided by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) U.K. Financial Institution.
“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, for purposes of determining Affiliates of a member of the Consolidated Group, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 35% or more of the Securities having ordinary voting power for the election of directors, managing general partners or the equivalent of such Person.
“Agent Parties” has the meaning specified in Section 11.02.
“Aggregate Commitments” means, at any time, the aggregate amount of Commitments of all the Lenders in effect at such time.
“Agreement” means this Syndicated Facility Agreement.
“Albemarle Germany” means Albemarle New Holding GmbH, a Gesellschaft mit beschränkter Haftung incorporated under the laws of the Federal Republic of Germany.
“Albemarle Wodgina” means Albemarle Wodgina PTY LTD (ACN 630 509 303), a proprietary limited company incorporated under the laws of Australia.
“Ancillary Document” has the meaning specified in Section 11.22.
“Applicable Rate” means, from time to time, the following percentages per annum, based upon the Debt Rating, as set forth below:

Pricing Level	Debt Rating S&P/Moody’s/ Fitch	Applicable Rate for LIBOR Loans	Applicable Rate for Base Rate Loans

1	A-/A3/A- or better	0.875%	0.000%
2	BBB+/Baal/BBB+	1.000%	0.000%
3	BBB/Baa2/BBB	1.125%	0.125%
4	BBB-/Baa3/BBB-	1.250%	0.250%
5	worse than or equal to BB+/Ba1/BB+	1.375%	0.375%

For purposes of the foregoing, (a) if each of Moody’s, S&P and Fitch shall have a Debt Rating in effect and the Debt Ratings established by such rating agencies shall fall within different Levels in the foregoing table, the Applicable Rate shall be based on the Level in which two of such Ratings shall fall or, if there shall be no such Level, on the Level in which the second highest of the three Debt Ratings shall fall; (b) if only two of S&P, Moody’s and Fitch shall have Debt Ratings in effect, then the Applicable Rate shall be based on the Level in which the higher Debt Rating shall fall unless one of such Debt Ratings is two or more Levels lower than the other, in which case the Applicable Rate shall be based on the Level next above that of the lower of the two Debt Ratings; (c) if only one of S&P, Moody’s and Fitch shall have a Debt Rating in effect, then the Applicable Rate shall be based on the Level next below that in which such Debt Rating shall fall; and (d) if none of Moody’s, S&P and Fitch shall have a Debt Rating in effect, then the Applicable Rate shall be based on Level 5. If the rating system of S&P, Moody’s or Fitch shall change, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined as provided above as if the affected rating agency did not have a Debt Rating in effect. For the avoidance of doubt, Level 1 in the table above is the “highest” Level and Level 5 is the “lowest” Level.
Each change in the Applicable Rate, if any, resulting from a publicly announced change in a Debt Rating shall be effective, in the case of an upgrade, during the period commencing on the date of delivery by the Borrower to the Administrative Agent of notice thereof pursuant to Section 7.03(c) and ending on the date immediately preceding the effective date of the next such change and, in the case of a downgrade, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.
Determinations by the Administrative Agent of the appropriate Level shall be conclusive absent manifest error.
“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Arrangers” means JPMorgan and BofA Securities, Inc., in their capacities as joint lead arrangers and joint bookrunners for the term loan facility provided for herein.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any Person whose consent is required by Section 11.07(b)), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form (including electronic documentation generated by use of an electronic platform) approved by the Administrative Agent.
“Attributable Principal Amount” means (a) in the case of capital leases, the amount of capital lease obligations determined in accordance with GAAP, (b) in the case of Synthetic Leases, an amount determined by capitalization of the remaining lease payments thereunder as if it were a capital lease determined in accordance with GAAP, (c) in the case of Securitization Transactions, the outstanding principal amount of the financing thereunder, after taking into account reserve accounts and making appropriate adjustments, as determined by the Administrative Agent in its reasonable judgment and (d) in the case of any Sale and Leaseback Transaction, the present value (discounted in accordance with GAAP at the debt rate implied in the applicable lease) of the obligations of the lessee for rental payments during the term of such lease.

“Availability Period” means the period from and including the Restatement Effective Date to, but excluding, the Commitment Outside Date.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark, as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.03(b)(v).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing Law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other Law applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% per annum and (c) the Adjusted LIBO Rate on such day (or, if such day is not a Business Day, the immediately preceding Business Day) for a deposit in Dollars with a maturity of one month plus 1% per annum. For purposes of clause (c) above, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate at approximately 11:00 a.m., London time, on such day for deposits in Dollars with a maturity of one month. Any change in the Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively. If the Base Rate is being used as an alternate rate of interest pursuant to Section 3.03 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 3.03(b)), then, for purposes of clause (c) above, the Adjusted LIBO Rate shall be deemed to be zero.
“Base Rate Borrowing” means a Borrowing comprised of Base Rate Loans.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate.
“Benchmark” means, initially, the LIBO Rate; provided that if a Benchmark Transition Event, a Term SOFR Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date have occurred with respect to the LIBO Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.03(b)(i) or Section 3.03(b)(ii).

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of an Other Benchmark Rate Election, “Benchmark Replacement” shall mean the alternative set forth in clause (3) below:
(1) the sum of: (a) Term SOFR and (b) the related Benchmark Replacement Adjustment;
(2) the sum of: (a) Daily Simple SOFR and (b) the related Benchmark Replacement Adjustment;
(3) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time in the United States and (b) the related Benchmark Replacement Adjustment;
provided that, in the case of clause (1) or (2), such Unadjusted Benchmark Replacement is displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; provided further that, in the case of clause (3), when such clause is used to determine the Benchmark Replacement in connection with the occurrence of an Other Benchmark Rate Election, the alternate benchmark rate selected by the Administrative Agent and the Borrower shall be the term benchmark rate that is used in lieu of a London interbank offered rate-based rate in the relevant other Dollar-denominated syndicated credit facilities; provided, further, that, notwithstanding anything to the contrary in this Agreement or in any other Loan Document, upon the occurrence of a Term SOFR Transition Event and the delivery of a Term SOFR Notice, on the applicable Benchmark Replacement Date the “Benchmark Replacement” shall revert to and shall be deemed to be the sum of (a) Term SOFR and (b) the related Benchmark Replacement Adjustment, as set forth in clause (1) of this definition (subject to the first proviso above).
If the Benchmark Replacement as determined pursuant to clause (1), (2) or (3) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement:

(1) for purposes of clauses (1) and (2) of the definition of “Benchmark Replacement”, the first alternative set forth in the order below that can be determined by the Administrative Agent:
(a) the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that has been selected or recommended by the Relevant Governmental Body for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for the applicable Corresponding Tenor;
(b) the spread adjustment (which may be a positive or negative value or zero) as of the Reference Time such Benchmark Replacement is first set for such Interest Period that would apply to the fallback rate for a derivative transaction referencing the ISDA Definitions to be effective upon an index cessation event with respect to such Benchmark for the applicable Corresponding Tenor; and
(2) for purposes of clause (3) of the definition of “Benchmark Replacement”, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time in the United States;
provided that, in the case of clause (1) above, such adjustment is displayed on a screen or other information service that publishes such Benchmark Replacement Adjustment from time to time as selected by the Administrative Agent in its reasonable discretion.
“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate”, the definition of “Business Day”, the definition of “Interest Period”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, applicability and length of lookback periods, the applicability of breakage provisions and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:
(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event”, the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof);
(2) in the case of clause (3) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date; or
(3) in the case of a Term SOFR Transition Event, the date that is 30 days after the date a Term SOFR Notice is provided to the Lenders and the Borrower pursuant to Section 3.03(b)(ii); or
(4) in the case of an Early Opt-in Election or an Other Benchmark Rate Election, the sixth Business Day after the date notice of such Early Opt-in Election or an Other Benchmark Rate Election, as applicable, is provided to the Lenders, so long as the Administrative Agent has not received, by 5:00 p.m., New York City time, on the fifth Business Day after the date notice of such Early Opt-in Election or Other Benchmark Rate Election, as applicable, is provided to the Lenders, written notice of objection to such Early Opt-in Election or Other Benchmark Rate Election, as applicable, from Lenders comprising the Required Lenders.
For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:
(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the NYFRB, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component thereof), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component thereof) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component thereof), in each case which states that the administrator of such Benchmark (or such component thereof) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any other Loan Document in accordance with Section 3.03.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Benefit Plan” means (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Internal Revenue Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Internal Revenue Code) the assets of any such “employee benefit plan” or “plan”.
“Borrower” has the meaning specified in the preamble hereto.
“Borrower Materials” has the meaning specified in Section 7.02.
“Borrowing” means Loans of the same Type, converted or continued on the same date and, in the case of LIBOR Loans, having the same Interest Period.
“Business Day” means any day that is not a Saturday, a Sunday or any other day on which commercial banks in New York City are authorized or required by applicable Law to remain closed; provided that when used in connection with a LIBOR Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollar deposits in the London interbank market or any day on which banks in London are not open for general business.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any Law, (b) any change in any Law or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of Law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, promulgated or issued.
“Change of Control” means an event or series of events by which: (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) acquires directly or indirectly, beneficially or of record, shares representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower or any Person directly or indirectly Controlling the Borrower; or (b) a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board of directors on the Restatement Effective Date, (ii) whose election or nomination to that board of directors or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least two-thirds of that board of directors or equivalent governing body or (iii) whose election or nomination to that board of directors or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least two-thirds of that board of directors or equivalent governing body.
“Closing Date” means August 14, 2019.
“Commitment” means, as to each Lender, the obligation of such Lender to make Loans hereunder, expressed as an amount representing the maximum aggregate principal amount of the Loans to be made by such Lender hereunder, as such amount is set forth with respect to such Lender as its “Commitment” on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, and as such amount may be adjusted from time to time in accordance with this Agreement. The aggregate amount of the Commitments on the Restatement Effective Date is $750,000,000.
“Commitment Outside Date” means the date that is 364 days after the Restatement Effective Date.
“Compliance Certificate” means a certificate substantially in the form of Exhibit C.
“Consolidated EBITDA” means, for any period, for the Consolidated Group, an amount equal to the sum of (a) Consolidated Net Income for such period plus (b) the following, in each case (other than in the case of clause (x) below) to the extent deducted in calculating such Consolidated Net Income, without duplication: (i) Consolidated Interest Charges for such period, (ii) the provision for federal, state, local and foreign income taxes payable by the Consolidated Group for such period, (iii) the amount of depreciation and amortization expense for such period, (iv) non-cash expenses for such period (excluding any non-cash expense to the extent that it represents an accrual of or reserve for cash payments in any future period), (v) non-cash goodwill impairment charges for such period, (vi) any non‑cash loss for such period attributable to the mark‑to‑market adjustments in the valuation of pension liabilities (to the extent the cash impact resulting from such loss has not been realized) in accordance with FASB ASC 715, (vii) any fees, expenses or charges for such period (other than depreciation or amortization expense) related to any Acquisition, Disposition, issuance of equity interests, other transactions (excluding intercompany transactions) permitted by Section 8.02, or the incurrence of Indebtedness not prohibited by this Agreement (including any refinancing or amendment thereof) (in each case, whether or not consummated), including, but not limited to, such fees, expenses or charges related to this Agreement and the other Loan Documents and any amendment or other modification of this Agreement or the other Loan Documents, (viii) any expense for such period to the extent that a corresponding amount is received during such period in cash by the Borrower or any of its Subsidiaries under any agreement providing for indemnification or reimbursement of such expenses, (ix) any expense with respect to liability or casualty events or business interruption to the extent reimbursed to the Borrower or any of its Subsidiaries during such period by third party insurance, and (x) the amount of dividends, distributions or other payments (including any ordinary course dividend, distribution or other payment) that are actually received in cash (or converted into cash) for such period by a member of the Consolidated Group from any Person that is not a member of the Consolidated Group or otherwise in respect of any unconsolidated investment, minus (c) to the extent included in calculating such Consolidated Net Income, (i) non-cash income for such period (excluding any non-cash income to the extent that it represents cash receipts in any future period) and (ii) any non‑cash gains for such period attributable to the mark‑to‑market adjustments in the valuation of pension liabilities in accordance with FASB ASC 715, all as determined in accordance with GAAP.
“Consolidated Funded Debt” means Funded Debt of the Consolidated Group determined on a consolidated basis in accordance with GAAP.
“Consolidated Group” means the Borrower and its consolidated Subsidiaries as determined in accordance with GAAP.
“Consolidated Interest Charges” means, for any period, for the Consolidated Group, all interest expense, including the amortization of debt discount and premium, the interest component under capital leases and the implied interest component under Securitization Transactions, in each case on a consolidated basis determined in accordance with GAAP.
“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) the difference of (i) Consolidated Funded Debt as of such date minus (ii) Unrestricted Cash as of such date to (b) Consolidated EBITDA for the period of the four fiscal quarters ending on such date.
“Consolidated Net Income” means, for any period, for the Consolidated Group, the sum, without duplication, of (a) net income of the Consolidated Group (excluding items reported as nonrecurring or unusual in the consolidated financial statements of the Borrower and the Consolidated Group and related tax effects) for such period minus (b) to the extent included in the amount determined pursuant to clause (a) above, the income of any Subsidiary to the extent the payment of such income in the form of a distribution or repayment of any Indebtedness to the Borrower or a Subsidiary is not permitted, whether on account of any Organization Document restriction, any Contractual Obligation or any Law applicable to such Subsidiary, all as determined in accordance with GAAP.

“Consolidated Net Tangible Assets” means, as of any date of determination, the Consolidated Total Assets less goodwill and intangibles (other than intangibles arising from, or relating to, intellectual property, licenses or permits (including, but not limited to, emissions rights) of the Consolidated Group), in each case calculated in accordance with GAAP; provided, that in the event that the Borrower or any of its Subsidiaries acquires any assets in connection with the Acquisition by the Borrower and its Subsidiaries of another Person subsequent to the date as of which the Consolidated Net Tangible Assets is being calculated (the “Balance Sheet Date”) but prior to the event for which the calculation of the Consolidated Net Tangible Assets is made, then the Consolidated Net Tangible Assets shall be calculated giving pro forma effect to such Acquisition of assets, as if the same had occurred on or prior to the Balance Sheet Date.
“Consolidated Total Assets” means, as of any date of determination, the total consolidated assets of the Consolidated Group, as shown on the most recent balance sheet required to be delivered pursuant to Section 7.01 (or, prior to the first such delivery, referred to in Section 6.05).
“Contractual Obligation” means, as to any Person, any provision of any Security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” has the meaning specified in the definition of “Affiliate”.
“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.
“Covenant Modification Period” means the period commencing on May 11, 2020 and ending on December 31, 2021.
“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which may include a lookback) being established by the Administrative Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for business loans; provided that if the Administrative Agent decides that any such convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.
“Debt Rating” means, as of any date of determination, the public rating as determined by any of S&P, Moody’s or Fitch of the Borrower’s non-credit-enhanced, senior unsecured long-term debt.

“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Deed of Cross Security” means that certain Deed of Cross Security executed on or about November 1, 2019 by the Seller, Albemarle Wodgina and Wodgina Lithium Operations Pty Ltd, an Australian proprietary limited company, and including each other similar deed of charge executed by a new participant or joint venturer with respect to the Wodgina Lithium Joint Venture.
“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.
“Default Rate” means an interest rate equal to the sum of (a) the Base Rate plus (b) the Applicable Rate applicable to Base Rate Loans plus (c) 2% per annum; provided, however, that with respect to any principal of or interest on a LIBOR Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum.
“Defaulting Lender” means, subject to Section 2.17(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable Default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable Default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and each Lender.
“Designated Jurisdiction” means, at any time, any country, region or territory that itself, at such time is the subject of any Sanction.
“Disposition” means the sale, transfer, license, lease or other disposition (including any Sale and Leaseback Transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Dollar” and “$” mean lawful money of the United States.
“Domestic Subsidiary” means any Subsidiary that is organized under the laws of any political subdivision of the United States.
“Early Opt-in Election” means, if the then-current Benchmark is the LIBO Rate, the occurrence of:
(a) a notification by the Administrative Agent to (or the request by the Borrower to the Administrative Agent to notify) each of the other parties hereto that at least five currently outstanding Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed) a SOFR-based rate (including SOFR, a term SOFR or any other rate based upon SOFR) as a benchmark rate (and such syndicated credit facilities are identified in such notice and are publicly available for review), and
(b) the joint election by the Administrative Agent and the Borrower to trigger a fallback from LIBO Rate and the provision by the Administrative Agent of written notice of such election to the Lenders.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.
“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 11.07(b)(iii) and 11.07(b)(v) (subject to such consents, if any, as may be required under Section 11.07(b)(iii)).
“Environmental Laws” means any legally binding and applicable statute, law, regulation, ordinance, rule, judgment, order, decree, permit, concession, grant, franchise, license, agreement or restriction imposed by any federal, state, local, and foreign Governmental Authority relating to human health and the natural environment.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any of its Subsidiaries resulting from or caused by (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) the release or threatened release of any Hazardous Materials into the natural environment or (d) any contract, agreement or other consensual arrangement pursuant to which environmental liability is assumed or imposed with respect to any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Internal Revenue Code (and Sections 414(m) and (o) of the Internal Revenue Code for purposes of provisions relating to Section 412 of the Internal Revenue Code).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Event of Default” has the meaning specified in Section 9.01.
“Excluded Taxes” means (a) in the case of the Administrative Agent and each Lender, Taxes imposed on or measured by its income or gross receipts, branch profits Taxes, and franchise Taxes imposed on it, by any jurisdiction (i) as a result of the Administrative Agent or such Lender, as the case may be, being organized under the Laws of or maintaining a lending office in such jurisdiction or (ii) that are Other Connection Taxes, (b) in the case of a Lender, any U.S. federal withholding Taxes with respect to the Loans on amounts payable to or for the account of such Lender under any Loan Document pursuant to a Law in effect on the date on which such Lender becomes a party to this Agreement (other than pursuant to an assignment made under Section 11.16) or such Lender changes its Lending Office, except, in each case, to the extent that such Lender (or its assignor, if any) was entitled, at the time of the change in its Lending Office (or of the assignment), to receive additional amounts from the Borrower with respect to such Taxes pursuant to Section 3.01, (c) any withholding Taxes imposed under FATCA and (d) any Taxes attributable to a failure by a Lender to comply with Section 11.15.
“Existing Maturity Date” has the meaning specified in Section 2.15(a).
“Existing Syndicated Facility Agreement” has the meaning specified in the recitals hereto.
“Extending Lender” has the meaning specified in Section 2.15(b).
“Extension Closing Date” has the meaning specified in Section 2.15(a).
“Extension Lender Response Date” has the meaning specified in Section 2.15(b).
“FASB ASC” means the Accounting Standards Codification of the Financial Accounting Standards Board.
“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the Closing Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.
“FCA” has the meaning specified in Section 1.07.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided that if such rate would be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement.

“Financial Covenant” means the covenant set forth in Section 8.06.
“Fitch” means Fitch Ratings, Inc., or any successor thereto.
“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the LIBO Rate.
“FRB” means the Board of Governors of the Federal Reserve System of the United States.
“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.
“Funded Debt” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a) all obligations for borrowed money, whether current or long-term (including the Loans), and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, including convertible debt instruments;
(b) all purchase money indebtedness (including indebtedness and obligations in respect of conditional sales and title retention arrangements, except for customary conditional sales and title retention arrangements with suppliers that are entered into in the ordinary course of business) and all indebtedness and obligations in respect of the deferred purchase price of property or services (other than trade accounts payable incurred in the ordinary course of business and payable on customary trade terms);
(c) all contingent obligations and unreimbursed drawings under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;
(d) the Attributable Principal Amount of capital leases and Synthetic Leases;
(e) the Attributable Principal Amount of Securitization Transactions;
(f) all preferred stock and comparable equity interests providing for mandatory redemption, sinking fund or other like payments prior to 91 days after the latest Maturity Date then in effect;
(g) Guarantees in respect of Funded Debt of another Person; and

(h) any Funded Debt described in clauses (a) through (g) above of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venturer, and, as such, has personal liability for such obligations, but only to the extent there is recourse to such Person for payment thereof.
For purposes hereof, the amount of Funded Debt shall be determined based on the outstanding principal amount in the case of borrowed money indebtedness under clause (a) and purchase money indebtedness and the deferred purchase obligations under clause (b), based on the maximum amount available to be drawn in the case of letter of credit obligations and the other obligations under clause (c), and based on the outstanding principal amount of Funded Debt that is the subject of the Guarantees in the case of Guarantees under clause (g) or, if less, the amount expressly guaranteed.
“Funding Date” means, with respect to any Loan or any Borrowing, the date on which such Loan, or the Loans comprising such Borrowing, is or are made pursuant to Section 2.01.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Financial Accounting Standards Board Accounting Standards Codification, consistently applied and, subject to Section 1.03(a), as in effect from time to time.
“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, Securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes regulated pursuant to any Environmental Law.
“Immaterial Subsidiary” means any Subsidiary of the Borrower that neither (a) owns assets with an aggregate book value in excess of $25,000,000 nor (b) has annual revenues in excess of $25,000,000.
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a) all Funded Debt;
(b) net obligations under any Swap Contract;
(c) Guarantees in respect of Indebtedness of another Person; and
(d) any Indebtedness described in clauses (a) through (c) above of any partnership or joint venture or other similar entity in which such Person is a general partner or joint venturer, and, as such, has personal liability for such obligations, but only to the extent there is recourse to such Person for payment thereof.
For purposes hereof, the amount of Indebtedness shall be determined based on Swap Termination Value in the case of net obligations under Swap Contracts under clause (c) and based on the outstanding principal amount of Indebtedness that is the subject of the Guarantees in the case of Guarantees under clause (d) or, if less, the amount expressly guaranteed.
“Indemnified Taxes” means (a) Taxes other than Excluded Taxes and (b) to the extent not described in clause (a) above, Other Taxes.
“Indemnitee” has the meaning specified in Section 11.04(b).
“Information” has the meaning specified in Section 11.08.
“Interest Payment Date” means (a) as to any LIBOR Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date applicable to such Loan; provided, however, that if any Interest Period for a LIBOR Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date applicable to such Loan.
“Interest Period” means, as to each LIBOR Loan, the period commencing on the date such LIBOR Loan is disbursed or converted to or continued as a LIBOR Loan and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter, as selected by the Borrower in the applicable Loan Notice; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and
(c) no Interest Period for any Loan shall extend beyond the Maturity Date applicable to such Loan.
“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended.
“IRS” means the United States Internal Revenue Service.
“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.
“JPMorgan” means JPMorgan Chase Bank, N.A., and its successors.
“Laws” means, collectively, (a) all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and (b) all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case under this clause (b), having the force of law.
“Lender” means each of the Persons listed on Schedule 2.01 and any other Person that becomes a Lender pursuant to an Assignment and Assumption, other than any such Person that shall have ceased to be a party hereto pursuant to an Assignment and Assumption.
“Lender-Related Person” means the Administrative Agent (and any sub-agent thereof), the Arrangers, the Lenders and each Related Party of any of the foregoing Persons.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent which office may include any Affiliate of such Lender or any domestic or foreign branch of such Lender or such Affiliate. Unless the context otherwise requires each reference to a Lender shall include its applicable Lending Office.

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.
“LIBO Rate” means, with respect to any LIBOR Loan for any Interest Period, the LIBO Screen Rate as of 11:00 a.m., London time, on the day that is two Business Days prior to the first day of such Interest Period.
“LIBO Screen Rate” means, in respect of the LIBO Rate for any Interest Period, or in respect of any determination of Base Rate pursuant to clause (c) of the definition thereof, a rate per annum equal to the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to the relevant period as displayed on the Reuters screen page that displays such rate (currently LIBOR01 or LIBOR02) (or, in the event such rate does not appear on a page of the Reuters screen, on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion); provided that if the LIBO Screen Rate determined as provided above, would be less than zero, the LIBO Screen Rate shall be deemed to be zero.
“LIBOR Borrowing” means a Borrowing comprised of LIBOR Loans.
“LIBOR Loan” means a Loan that bears interest based on the Adjusted LIBO Rate. All LIBOR Loans shall be denominated in Dollars.
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).
“Loan” means any loan made by a Lender pursuant to Section 2.01.
“Loan Documents” means this Agreement, the Restatement Agreement and each Note.
“Loan Notice” means a notice of (a) a borrowing of Loans, (b) a conversion of any Borrowing from one Type to another Type or (c) a continuation of any LIBOR Borrowing, in each case, pursuant to Section 2.02(a), which shall be substantially in the form of Exhibit A or such other form as may be approved by the Administrative Agent, appropriately completed and signed by a Responsible Officer of the Borrower.
“Mandatory Restrictions” has the meaning specified in Section 1.06.
“Material Adverse Effect” means a material adverse change in, or a material adverse effect upon, (a) the operations, business, properties, liabilities (actual or contingent) or financial condition of the Consolidated Group taken as a whole; (b) the ability of the Borrower to perform its material obligations under any Loan Document to which it is a party; or (c) the legality, validity, binding effect or enforceability against the Borrower of any Loan Document to which it is a party.

“Maturity Date” means, with respect to any Loan, the date that is 364 days after the Funding Date with respect to such Loan; provided that if any Lender shall have consented to the extension of the Maturity Date with respect to the Loans held by such Lender pursuant to Section 2.15, then as to such Loans the “Maturity Date” shall be the final scheduled maturity date as determined pursuant to such Section; provided further that, in each case, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.
“Maximum Rate” has the meaning specified in Section 11.10.
“MNPI” has the meaning specified in Section 7.02.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
“Non-Extending Lender” has the meaning specified in Section 2.15(b).
“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B.
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m., New York City time, on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org, or any successor source.
“Obligations” means, without duplication, (a) the Loans and (b) all advances to, and debts, liabilities, obligations, covenants and duties of, the Borrower arising under any Loan Document or otherwise with respect to any Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against the Borrower of any proceeding under any Debtor Relief Laws naming it as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Organization Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Benchmark Rate Election” means, if the then-current Benchmark is the LIBO Rate, the occurrence of:
(a) a request by the Borrower to the Administrative Agent to notify each of the other parties hereto that, at the determination of the Borrower, Dollar-denominated syndicated credit facilities at such time contain (as a result of amendment or as originally executed), in lieu of a London interbank offered rate-based rate, a term benchmark rate as a benchmark rate; and
(b) the Administrative Agent, in its sole discretion, and the Borrower jointly elect to trigger a fallback from the LIBO Rate and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders.
“Other Connection Taxes” means, with respect to any Lender or the Administrative Agent, Taxes imposed as a result of a present or former connection between such Lender or the Administrative Agent, as the case may be, and the jurisdiction imposing such Tax (other than connections arising from such Lender or the Administrative Agent, as the case may be, having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
“Other Taxes” has the meaning specified in Section 3.01(b).
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.
“Participant” has the meaning specified in Section 11.07(d).
“Participant Register” has the meaning specified in Section 11.07(d).

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
“Payment” has the meaning specified in Section 10.04(b)(i).
“Payment Notice” has the meaning specified in Section 10.04(b)(ii).
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Internal Revenue Code or Title IV of ERISA, any ERISA Affiliate.
“Platform” has the meaning specified in Section 7.02.
“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the FRB in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the FRB (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.
“Pro Forma Basis” means, for purposes of determining compliance with the Financial Covenant, that the subject Acquisition or Disposition and any related incurrence or discharge of Indebtedness shall be deemed to have occurred as of the first day of the period of four consecutive fiscal quarters ending with the fiscal quarter as of the end of which such compliance is being determined. Further, for purposes of making calculations on a “Pro Forma Basis” hereunder, (a) income statement items (whether positive or negative) attributable to the property, entities or business units that are the subject of the subject Acquisition or Disposition shall be, in the case of Acquisitions, included or, in the case of Dispositions, excluded to the extent relating to any period prior to the date of subject transaction, and (b) Indebtedness incurred or, in the case of a Disposition, discharged in connection with the subject Acquisition or Disposition shall be deemed to have been incurred or, in the case of a Disposition, discharged as of the first day of the applicable period (and interest expense shall be imputed for the applicable period assuming prevailing interest rates hereunder or excluded based on actual interest accrued in accordance with GAAP).

“Pro Rata Share” means, with respect to any Lender at any time, (a) when used in reference to the funding of any Loans or Borrowings or other matters relating to Commitments, including when used in reference to ticking fees, a fraction (expressed as percentage, carried out to the ninth decimal place), the numerator of which is the aggregate amount of the Commitment of such Lender at such time and the denominator of which is the aggregate amount of the Commitments of all Lenders at such time, (b) when used in reference to any Borrowing, including prepayments of any Borrowing, a fraction (expressed as percentage, carried out to the ninth decimal place), the numerator of which is the principal amount of the Loan of such Lender included in such Borrowing and the denominator is the aggregate principal amount of such Borrowing and (c) when used for other purposes, including as used in Section 11.04(c), a fraction (expressed as percentage, carried out to the ninth decimal place), the numerator of which is the sum of (i) the amount of the Commitments of such Lender at such time plus (ii) the aggregate principal amount of the Loans of such Lender outstanding at such time and the denominator of which is the sum of (x) the aggregate amount of the Commitments of all Lenders at such time plus (y) the aggregate principal amount of the Loans of all Lenders outstanding at such time.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lender” has the meaning specified in Section 7.02.
“Reference Time” with respect to any setting of the then-current Benchmark means (a) if such Benchmark is the LIBO Rate, 11:00 a.m., London time, on the day that is two London banking days preceding the date of such setting, and (b) if such Benchmark is not the LIBO Rate, the time determined by the Administrative Agent in its reasonable discretion.
“Register” has the meaning specified in Section 11.07(c).
“Related Indemnitee” of an Indemnitee means (a) any controlling Person or controlled Affiliate of such Indemnitee, (b) the respective directors, officers or employees of such Indemnitee or any of its controlling Persons or controlled Affiliates and (c) the respective agents of such Indemnitee or any of its controlling Persons or controlled Affiliates, in the case of this clause (c), acting on behalf of, or at the express instructions of, such Indemnitee, controlling Person or such controlled affiliate; provided that each reference to a controlling Person, controlled affiliate, director, officer or employee in this definition pertains solely to a controlling Person, controlled Affiliate, director, officer or employee involved in the negotiation or syndication of this Agreement.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, representatives and advisors of such Person and of such Person’s Affiliates.
“Relevant Governmental Body” means the FRB and/or the NYFRB, or a committee officially endorsed or convened by the FRB and/or the NYFRB or, in each case, any successor thereto.

“Replacement Lender” means any Person that is an Eligible Assignee and that agrees to assume interests, rights and obligations of any Lender pursuant to Section 11.16.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty-day notice period has been waived.
“Required Lenders” means, at any time, Lenders holding Commitments and Loans representing in the aggregate more than 50% of the sum of the aggregate amount of the Commitments of all Lenders at such time and the aggregate principal amount of the Loans of all Lenders outstanding at such time; provided that the Commitment and Loans held by any Defaulting Lender shall be disregarded for purposes of making a determination of Required Lenders.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any U.K. Financial Institution, a U.K. Resolution Authority.
“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or a director of the Borrower and, solely for purposes of the delivery of incumbency certificates pursuant to Section 5.01, a director, the secretary or any assistant secretary of the Borrower and, solely for purposes of notices given pursuant to Article II, any of the foregoing officers and any other officer of the Borrower so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the Borrower designated in or pursuant to an agreement between the Borrower and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of the Borrower shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of the Borrower and such Responsible Officer shall be conclusively presumed to have acted on behalf of the Borrower.
“Restatement Agreement” means the Second Amendment and Restatement Agreement, dated as of December 10, 2021, among the Borrower, Albemarle Germany, the Lenders party thereto and the Administrative Agent.
“Restatement Effective Date” has the meaning specified in the Restatement Agreement.
“Restricted Lender” has the meaning specified in Section 1.06.
“Reuters” means Thomson Reuters Corporation, Refinitiv or, in each case, any successor thereto.
“Revolving Credit Agreement” means that certain Credit Agreement dated as of June 21, 2018, as amended as of August 14, 2019 and May 11, 2020, among the Borrower, certain of its Subsidiaries party thereto, the lenders party thereto and Bank of America, N.A., as administrative agent and swing line lender, and any refinancing or replacement thereof.
“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business, and any successor thereto.

“Sale and Leaseback Transaction” means, with respect to the Borrower or any Subsidiary, any arrangement, directly or indirectly, with any Person whereby the Borrower or such Subsidiary shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred.
“Sanctions” means any economic or financial sanctions or trade embargoes administered or enforced by the United States Government (including, without limitation, OFAC and the U.S. Department of State), the United Nations Security Council, the European Union, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.
“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.
“Securitization Transaction” means any financing or factoring transaction (or series of such transactions) that has been or may be entered into by a member of the Consolidated Group pursuant to which such member of the Consolidated Group may sell, convey or otherwise transfer, or may grant a security interest in, any accounts receivable, payment intangibles, notes receivable, rights to future lease payments or residuals or other similar rights to payment to a special purpose Subsidiary or Affiliate of such Person.
“Security” means all capital stock, voting trust certificates, bonds, debentures, instruments and other evidence of Indebtedness, whether or not secured, convertible or subordinated, all certificates of interest, share or participation in, all certificates for the acquisition of, and all warrants, options and other rights to acquire, any of the foregoing.
“Seller” means Wodgina Lithium Pty Ltd (ACN 611 488 931), a proprietary limited company incorporated under the laws of Australia.
“SOFR” means, with respect to any Business Day, a rate per annum equal to the secured overnight financing rate for such Business Day published by the SOFR Administrator on the SOFR Administrator’s Website at approximately 8:00 a.m., New York City time, on the immediately succeeding Business Day.
“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the NYFRB’s Website or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“Solvent” means, with respect to any Person as of a particular date, after giving full effect to rights of contribution against or reimbursement from other Persons under applicable Law or any Contractual Obligation, that on such date (a) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the ordinary course, (b) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities as they mature in the ordinary course, (c) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s assets would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which such Person is engaged or is to engage, (d) the fair value of the assets of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, which for this purpose shall include rights of contribution in respect of obligations for which such Person has provided a Guarantee, and (e) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, which for this purpose shall include rights of contribution in respect of obligations for which such Person has provided a Guarantee. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability reduced by the amount of any contribution or indemnity that can reasonably be expected to be received.
“Specified Provision” has the meaning specified in Section 1.06.
“Statutory Reserve Rate” means a fraction (expressed as a decimal, carried out to five decimal places), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the FRB for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the FRB). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares or other interests having ordinary voting power for the election of directors or other governing body (other than shares or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps, options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
“Synthetic Lease” means any synthetic, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease under GAAP.
“Taxes” means all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings (including backup withholding) or similar charges imposed by any Governmental Authority, including any interest, penalties, and liabilities with respect thereto.
“Term SOFR” means, for the applicable Corresponding Tenor as of the applicable Reference Time, the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.
“Term SOFR Notice” means a notification by the Administrative Agent to the Lenders and the Borrower of the occurrence of a Term SOFR Transition Event.
“Term SOFR Transition Event” means the determination by the Administrative Agent that (a) Term SOFR has been recommended for use by the Relevant Governmental Body, (b) the administration of Term SOFR is administratively feasible for the Administrative Agent and (c) a Benchmark Transition Event or an Early Opt-in Election (and, for the avoidance of doubt, not in the case of an Other Benchmark Rate Election), as applicable, has previously occurred resulting in a Benchmark Replacement in accordance with Section 3.03 that is not Term SOFR.
“Threshold Amount” means $100,000,000.
“Ticking Fee End Date” has the meaning specified in Section 2.09(a).
“Type” means, with respect to any Loan, its character as a Base Rate Loan or a LIBOR Loan.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA over the current value of that Pension Plan’s assets, determined as of the date of the most recently completed actuarial valuation report for that Pension Plan in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Internal Revenue Code.
“United States” and “U.S.” mean the United States of America.
“Unrestricted Cash” means, at any time, cash and cash equivalents owned at such time by any member of the Consolidated Group, determined on a consolidated basis in accordance with GAAP; provided that such cash and cash equivalents do not appear (and in accordance with GAAP would not be required to appear) as “restricted” on the consolidated balance sheet of the Consolidated Group prepared as of such time in accordance with GAAP.
“U.K. Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“U.K. Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any U.K. Financial Institution.
“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Internal Revenue Code.
“Wodgina Lithium Joint Venture” means the unincorporated joint venture established between Albemarle Wodgina and the Seller pursuant to a joint venture agreement executed between the parties on or about November 1, 2019.
“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any U.K. Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
SECTION 1.02.Other Interpretive Provisions.
With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
(b)(i) The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.
(ii)Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears unless otherwise expressly referenced.
(iii)The word “including” is by way of example and not limitation.
(iv)The word “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.
(v)The word “will” will be construed to have the same meaning and effect as the word “shall”.
(vi)The words “asset” and “property” will be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Securities, accounts and contract rights.
(vii)Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.
(viii)Except as otherwise provided herein and unless the context requires otherwise, any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof.
(c)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.
(d)Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.
(e)For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (i) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (ii) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Securities at such time.

SECTION 1.03.Accounting Terms.
(a)All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP. Notwithstanding the foregoing, (i) for purposes of determining compliance with any covenant (including the computation of the Financial Covenant) contained herein, Funded Debt of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 on financial liabilities shall be disregarded, and (ii) for purposes of calculations made pursuant to the terms of this Agreement, the determination of whether a lease constitutes a capital lease, and the amount of capital lease obligations arising therefrom, shall be made on the basis of GAAP without giving effect to any change to GAAP set forth in the Accounting Standards Update No. 2016-02, Leases (Topic 842), issued by the Financial Accounting Standards Board on February 25, 2016, or any other updates or proposals issued by the Financial Accounting Standards Board in connection therewith.
(b)At the Borrower’s election, determinations of compliance with the Financial Covenant hereunder may be made on a Pro Forma Basis with respect to any Acquisition, any Disposition of all of the equity interests of, or all or substantially all of the assets of, a Subsidiary or any Disposition of a line of business or a division of the Borrower or a Subsidiary, in each case, consummated after the Restatement Effective Date; provided that with respect to any such Acquisition or Disposition (i) the Borrower must elect to treat such Acquisition or Disposition on a Pro Forma Basis on or before the delivery of the Compliance Certificate relating to the first fiscal quarter period ending after the date of the consummation of such Acquisition or Disposition, (ii) the Borrower must indicate such election on such Compliance Certificate and (iii) such election shall be irrevocable. Absent the Borrower’s election to treat an Acquisition or a Disposition on a Pro Forma Basis in accordance with this Section 1.03(b), determinations of compliance with the Financial Covenant hereunder shall not be made on a Pro Forma Basis with respect to such Acquisition or Disposition.
(c)The Borrower will provide a written summary of material changes in GAAP affecting the financial reporting of the Borrower or in the consistent application thereof by the Borrower with each Compliance Certificate delivered in accordance with Section 7.02(b). If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

SECTION 1.04.Rounding.
Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
SECTION 1.05.References to Agreements and Laws.
Unless otherwise expressly provided herein, (a) references to Organization Documents, agreements (including the Loan Documents) and other Contractual Obligations shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document, and (b) references to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.
SECTION 1.06.Blocking Regulation.
In relation to any Lender that is subject to the regulations referred to below (each, a “Restricted Lender”), any representation, warranty or covenant set forth herein that refers to Sanctions or Designated Jurisdictions (each, a “Specified Provision”) shall only apply for the benefit of such Restricted Lender to the extent that such Specified Provision would not result in a violation of, conflict with or liability under Council Regulation (EC) 2271/96 (or any Law implementing such regulation in any member state of the European Union) or any similar blocking or anti-boycott Law in Germany (including, in the case of Germany, section 7 foreign trade rules (Auβenwirtschaftsverordnung – AWV) in connection with section 4 paragraph 1 foreign trade law (Auβenwirtschaftsgesetz – AWG)) or in the United Kingdom (the “Mandatory Restrictions”). In the case of any consent or direction by Lenders in respect of any Specified Provision of which a Restricted Lender does not have the benefit due to a Mandatory Restriction, then, notwithstanding anything to the contrary in the definition of Required Lenders, for so long as such Restricted Lender shall be subject to a Mandatory Restriction, the Commitment and the aggregate outstanding principal amount of any Loans of such Restricted Lender will be disregarded for the purpose of determining whether the requisite consent of the Lenders has been obtained or direction by the requisite Lenders has been made, it being agreed, however, that, unless, in connection with any such determination, the Administrative Agent shall have received written notice from any Lender stating that such Lender is a Restricted Lender with respect thereto, each Lender shall be presumed, in connection with such determination, not to be a Restricted Lender.
SECTION 1.07.Interest Rate; LIBOR Notification.
The interest rate on a Loan may be derived from an interest rate benchmark that is, or may in the future become, the subject of regulatory reform. Regulators have signaled the need to use alternative benchmark reference rates for some of these interest rate benchmarks and, as a result, such interest rate benchmarks may cease to comply with applicable Laws and regulations, may be permanently discontinued, and/or the basis on which they are calculated may change. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. On March 5, 2021, the U.K. Financial Conduct Authority (“FCA”) publicly announced that: (a) immediately after December 31, 2021, publication of the 1-week and 2-month Dollar London interbank offered rate settings will permanently cease; (b) immediately after June 30, 2023, publication of the overnight and 12-month U.S. Dollar London interbank offered rate settings will permanently cease; and (c) immediately after June 30, 2023, the 1-month, 3-month and 6-month Dollar London interbank offered rate settings will cease to be provided or, subject to the FCA’s consideration of the case, be provided on a changed methodology (or “synthetic”) basis and no longer be representative of the underlying market and economic reality they are intended to measure and that representativeness will not be restored. There is no assurance that dates announced by the FCA will not change or that the administrator of the London interbank offered rate and/or regulators will not take further action that could impact the availability, composition, or characteristics of the London interbank offered rate or the currencies and/or tenors for which the London interbank offered rate is published. Each party to this Agreement should consult its own advisors to stay informed of any such developments. Public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. Upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, Section 3.03(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify the Borrower, pursuant to Section 3.03(b)(iv), of any change to the reference rate upon which the interest rate on LIBOR Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to the London interbank offered rate or other rates in the definition of “LIBO Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 3.03(b), whether upon the occurrence of a Benchmark Transition Event, a Term SOFR Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 3.03(b)(ii)), including, without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the LIBO Rate, or have the same volume or liquidity as did the LIBO Rate prior to its discontinuance or unavailability. The Administrative Agent and its Affiliates and/or other related entities may engage in transactions that affect the calculation of any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the LIBO Rate, any component thereof or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other Person for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE II

The Commitments and Loans
SECTION 2.01.    Loans.
Subject to the terms and conditions set forth herein, each Lender severally, but not jointly, agrees to make, from time to time during the Availability Period, Loans to the Borrower denominated in Dollars; provided that (a) the principal amount of any Loan to be made by any Lender shall not exceed its Commitment as in effect immediately prior to the time such Loan is made and (b) Loans shall be made on no more than four Funding Dates. Loans may consist of Base Rate Loans or LIBOR Loans, or a combination thereof, as the Borrower may request in accordance herewith. Amounts repaid or prepaid in respect of Loans may not be reborrowed.
SECTION 2.02.    Borrowings, Conversions and Continuations of Loans.
(a)Each borrowing of Loans, each conversion of any Borrowing from one Type to another Type and each continuation of any LIBOR Borrowing shall be made upon delivery to the Administrative Agent by the Borrower of a Loan Notice. Each Loan Notice must be received by the Administrative Agent not later than (i) 12:00 noon, New York City time, three Business Days prior to the requested date of any borrowing of, or conversion to or continuation of, LIBOR Loans and (ii) 10:00 a.m., New York City time, on the requested date of any borrowing of, or conversion to, Base Rate Loans. Each Loan Notice shall be irrevocable. At the commencement of each Interest Period for any LIBOR Borrowing, such Borrowing shall be in a principal amount equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof; provided that a LIBOR Borrowing that results from a continuation of an outstanding LIBOR Borrowing may be in a principal amount that is equal to such outstanding Borrowing. On its Funding Date, each Base Rate Borrowing shall be in a principal amount equal to $5,000,000 or a whole multiple equal of $1,000,000 in excess thereof. Each Loan Notice shall specify (A) whether a borrowing of Loans, a conversion of any Borrowing from one Type to the other or a continuation of any LIBOR Borrowing is being requested, (B) the requested date of the borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (C)  the aggregate principal amount of Loans to be borrowed or the existing Borrowing that is to be converted or continued, (D) the Type of Loans to be borrowed or to which the existing Borrowing is to be converted, (E) if applicable, the duration of the Interest Period with respect thereto and (F) in the case of a borrowing of Loans, the location and number of the account of the Borrower to which funds are to be disbursed (which account shall be reasonably acceptable to the Administrative Agent). The Borrower may elect different conversion or continuation options with respect to different portions of the affected existing Borrowing (and all references herein to conversion or continuation of a Borrowing shall be understood to include any such election of different options with respect thereto), in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. If the Borrower fails to specify a Type of the requested Loans in a Loan Notice, then the applicable Loans will be made as Base Rate Loans. If the Borrower fails to timely deliver a Loan Notice requesting a conversion or continuation of any LIBOR Borrowing, then, on the last day of the Interest Period applicable thereto, such Borrowing shall automatically convert to a Base Rate Borrowing. If the Borrower requests a borrowing of LIBOR Loans or conversion to or continuation of a LIBOR Borrowing in any Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b)Following receipt of a Loan Notice, the Administrative Agent shall promptly notify each Lender of the details thereof and, in the case of a Loan Notice requesting a borrowing of Loans, of its Pro Rata Share of such Loans. If no timely Loan Notice with respect to a conversion or continuation of any LIBOR Borrowing is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans as described in Section 2.02(a). Each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds by wire transfer, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders, not later than 1:00 p.m., New York City time, on the Business Day specified in the applicable Loan Notice. Upon satisfaction (or waiver in accordance with Section 11.01) of the applicable conditions set forth in Section 5.02, the Administrative Agent shall make all funds so received available to the Borrower in like funds as received by the Administrative Agent by wire transfer of such funds in accordance with instructions set forth in the applicable Loan Notice.
(c)Except as otherwise provided herein, a LIBOR Borrowing may be continued or converted only on the last day of the Interest Period for such LIBOR Borrowing. During the existence of a Default or Event of Default, no Borrowing may be converted to or continued as a LIBOR Borrowing without the consent of the Required Lenders.
(d)The applicable Base Rate or the Adjusted LIBO Rate shall be determined by the Administrative Agent in accordance with the terms hereof. The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for LIBOR Loans upon determination of such interest rate. The determination of the Base Rate or the Adjusted LIBO Rate by the Administrative Agent shall be conclusive in the absence of manifest error.
(e)After giving effect to all Borrowings, all conversions of Borrowings from one Type to another Type and all continuations of LIBOR Borrowings, there shall not be more than 10 Interest Periods in effect with respect to Loans.
SECTION 2.03.    [Reserved.]
SECTION 2.04.    [Reserved.]
SECTION 2.05.    Optional Prepayments.
The Borrower may, upon notice from the Borrower to the Administrative Agent, at any time or from time to time voluntarily prepay any Borrowing in whole or in part, without premium or penalty; provided that (a) such notice must be in a form reasonably acceptable to the Administrative Agent and be received by the Administrative Agent not later than 12:00 noon, New York City time, (i) three Business Days prior to any date of prepayment of LIBOR Loans and (ii) on the date of prepayment of Base Rate Loans and (b) any prepayment of any Borrowing shall be in a principal amount equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof, or, if less, the entire principal amount of such Borrowing then outstanding. Each such notice shall specify the date and amount of such prepayment and the Borrowing or Borrowings to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice and of the amount of such Lender’s Pro Rata Share of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein; provided that, subject to Section 3.05, such notice may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower by notice to the Administrative Agent on or prior to the specified date of prepayment if such condition is not satisfied and, in the case of such revocation, the Borrower shall not be required to make such prepayment and such prepayment amount shall cease to be due and payable. Any prepayment of a Loan shall be accompanied by all accrued interest thereon and, in the case of any prepayment of LIBOR Loans on any day other than the last day of the Interest Period applicable thereto, shall be subject to Section 3.05. Each prepayment of a Borrowing shall be applied to the applicable Loans of the Lenders in accordance with their respective Pro Rata Shares thereof.
SECTION 2.06.    Termination or Reduction of Commitments.
(a)Unless previously terminated, the Commitments shall automatically terminate at 5:00 p.m., New York City time, on the Commitment Outside Date. The Commitment of each Lender shall be reduced automatically and without further action upon the making by such Lender of any Loan by an amount equal to the principal amount of such Loan.
(b)Prior to the Commitment Outside Date, the Borrower may, upon notice from the Borrower to the Administrative Agent, terminate or permanently reduce the Commitments; provided that (i) any such notice shall be received by the Administrative Agent not later than 12:00 noon, New York City time, one Business Day prior to the date of termination or reduction and (ii) any such partial reduction shall be in an aggregate amount of $10,000,000 or any whole multiple of $1,000,000 in excess thereof. Each notice delivered by the Borrower pursuant to this Section 2.06(b) shall be irrevocable; provided that any such notice may state that such notice is conditioned upon the occurrence of one or more events specified therein, in which case such notice may be revoked by the Borrower by notice to the Administrative Agent on or prior to the specified date of termination or reduction if such condition is not satisfied. The Administrative Agent will promptly notify the Lenders of any such notice of termination or reduction of the Commitments.
(c)Any reduction of the Commitments pursuant to Section 2.06(b) shall be applied to the Commitment of each Lender according to its Pro Rata Share thereof. Any termination or reduction of the Commitments shall be permanent. All unpaid ticking fees accrued until the effective date of any termination or reduction of the Commitments (in the case of any reduction, in respect of the aggregate amount of the Commitments subject to such reduction) shall be paid on the effective date of such termination or reduction.
SECTION 2.07.    Repayment of Loans.
The Borrower shall pay to the Administrative Agent, for the account of each Lender, the then unpaid principal amount of each Loan of such Lender on the Maturity Date applicable to such Loan.

SECTION 2.08.    Interest.
(a)Subject to the provisions of Section 2.08(b), (i) each LIBOR Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the sum of (A) the Adjusted LIBO Rate for such Interest Period plus (B) the Applicable Rate and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the sum of (A) the Base Rate plus (B) the Applicable Rate.
(b)(i) If any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(ii)    If any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then upon the request of the Required Lenders, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(iii)    Without duplication of clauses (i) and (ii) above, if any Event of Default under Section 9.01(f) or 9.01(g) arises, the outstanding Obligations shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.
(iv)    Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.
(c)Interest on each Loan shall be due and payable by the Borrower in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable by the Borrower in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.
SECTION 2.09.    Fees.
(a)Ticking Fees. The Borrower shall pay to the Administrative Agent, for the account of each Lender (subject to Section 2.17 in the case of any Defaulting Lender), a ticking fee in Dollars, which shall accrue at a rate of 0.100% per annum on the daily amount of the Commitment of such Lender during the period (i) from and including the date that is 60 days after the Restatement Effective Date and (ii) to but excluding the date of the termination or expiration of the Commitment of such Lender (the date in this clause (ii) being referred to as the “Ticking Fee End Date”). Accrued and unpaid ticking fees shall be due and payable (x) with respect to the ticking fees accrued through and including the last day of March, June, September and December of each year, in arrears on the fifteenth day following such last day, (y) on the Ticking Fee End Date and (z) at such other times as may be specified herein.

(b)Other Fees.
(i)The Borrower shall pay to the Administrative Agent for its own account an annual administrative fee in an amount and at the times as separately agreed in writing by the Borrower and the Administrative Agent. Such fee shall be fully earned when paid and shall not be refundable for any reason whatsoever.
(ii)The Borrower shall pay to the Arrangers and the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so agreed. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.
SECTION 2.10.    Computation of Interest and Fees.
All computations of interest for Base Rate Loans when the Base Rate is determined by reference to the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
SECTION 2.11.    Evidence of Debt.
The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.
SECTION 2.12.    Payments Generally; Administrative Agent’s Clawback.
(a)General. All payments to be made by the Borrower shall be made free and clear of and without condition or deduction for any counterclaim, defense, recoupment or set-off. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the Lenders to which such payment is owed (except that payments pursuant to Sections 3.01, 3.04, 3.05 and 11.04 shall be made directly to the Persons entitled thereto), in Dollars by wire transfer of immediately available funds not later than 2:00 p.m., New York City time, on the date specified herein. All such payments to the

Administrative Agent shall be made to such account as may be specified by the Administrative Agent from time to time by notice to the Borrower. The Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 2:00 p.m., New York City time, shall in each case be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, such payment shall be made on the next following Business Day, except as otherwise set forth in the definition of “Interest Period” or “Maturity Date”, and such extension of time shall be reflected in computing interest or fees, as the case may be.
(b)(i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of (1) the NYFRB Rate and (2) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
(ii)Payments by the Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, the greater of (A) the NYFRB Rate and (B) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(b) shall be conclusive, absent manifest error.
(c)Failure to Satisfy Conditions Precedent. In the event that any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender to the Borrower as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to such Loan set forth in Article V are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest. Without limiting the provisions of Section 10.04, each Lender expressly acknowledges and agrees that in releasing to the Borrower any funds made available to the Administrative Agent by any Lender, (i) the Administrative Agent shall be entitled to rely, and shall not incur any liability for relying, upon any certificate of a Responsible Officer of the Borrower delivered pursuant to Article V and upon any representation or deemed representation made by the Borrower in, or as a result of a delivery of, a Loan Notice and (ii) any good faith determination by the Administrative Agent that any condition set forth in Article V has been satisfied shall be binding on each Lender.
(d)Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 11.04(c) or 11.06 are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 11.04(c) or 11.06 on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to make its Loan or to make its payment under Section 11.04(c) or 11.06.
(e)Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.
SECTION 2.13.    Sharing of Payments.
If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Loans made by it resulting in such Lender’s receiving payment of a proportion of the aggregate amount of such Loans and accrued interest thereon greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact and (b) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans; provided that:

(i)if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)the provisions of this Section 2.13 shall not be construed to apply to (A) any payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including payments pursuant to Sections 2.15 and 3.02) or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans other than an assignment to the Borrower or any Subsidiary thereof (as to which the provisions of this Section 2.13 shall apply).
The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
SECTION 2.14.    [Reserved.]
SECTION 2.15.    Extension of Maturity Date.
(a)Requests for Extension. The Borrower may, by notice to the Administrative Agent (which shall promptly notify the Lenders), request, on a single occasion after the initial Funding Date, that each Lender extend the Maturity Date applicable to the Loans of such Lender for an additional period (to be specified in such notice) of up to four years from the applicable Maturity Date as in effect on the date such extension is requested (the “Existing Maturity Date”; and the date on which the closing with respect to such extension shall occur is referred to herein as the “Extension Closing Date”).
(b)Lender Elections to Extend. Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not later than 15 days after receipt of the Borrower’s request pursuant to Section 2.15(a) (the “Extension Lender Response Date”), advise the Administrative Agent whether or not such Lender agrees to the requested extension; provided that any Lender that does not so advise the Administrative Agent on or before the Extension Lender Response Date shall be deemed to have advised the Administrative Agent that it has declined to agree to the requested extension (each Lender that agrees to the requested extension being referred as an “Extending Lender”, and each Lender that does not or is deemed not to agree to the requested extension being referred to as a “Non-Extending Lender”). The election of any Lender to agree to the requested extension shall not obligate any other Lender to so agree.
(c)Notification by Administrative Agent. The Administrative Agent shall notify the Borrower of each Lender’s determination under this Section 2.15 no later than 10 days after the Extension Lender Response Date (or, if such date is not a Business Day, on the next succeeding Business Day).

(d)Replacement of Non-Extending Lenders. The Borrower shall have the right to replace each Non‑Extending Lender with one or more Replacement Lenders as provided in Section 11.16.
(e)Minimum Extension Requirement. If (and only if) the aggregate outstanding principal amount of the Loans held by the Extending Lenders and by the Replacement Lenders that shall have replaced any Non-Extending Lender as contemplated by Section 2.15(d) shall, in the aggregate, be more than 50% of the aggregate outstanding principal amount of the Loans held by all the Lenders, in each case, determined immediately prior to the Extension Closing Date, then, subject to the satisfaction of the conditions set forth in Section 2.15(f), the Maturity Date applicable to the Loans of each Extending Lender and each such Replacement Lender shall be extended to the date requested by the Borrower pursuant to Section 2.15(a) (except that, if such date is not a Business Day, the Maturity Date as so extended shall be the next preceding Business Day).
(f)Conditions to Effectiveness of Extensions. As a condition precedent to the effectiveness of the requested extension, the Borrower shall (i) deliver to the Administrative Agent a certificate of a Responsible Officer of the Borrower, dated as of the Extension Closing Date, (A) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such extension and (B) certifying that, before and after giving effect to such extension, (x) the representations and warranties contained in Article VI and the other Loan Documents are true and correct in all material respects (in the case of any representation and warranty qualified by materiality or Material Adverse Effect in the text thereof, in all respects) on and as of the Extension Closing Date as if made on and as of the Extension Closing Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case certifying that they are true and correct in all material respects (in the case of any representation and warranty qualified by materiality or Material Adverse Effect in the text thereof, in all respects) as of such earlier date, and except that, for purposes of this Section 2.15(f), the representations and warranties contained in Sections 6.05(a) and 6.05(b) shall be deemed to refer to the most recent financial statements furnished pursuant to Section 7.01(a) or 7.01(b), as applicable, and (y) no Default exists and (ii) pay to the Administrative Agent, for the account of each Extending Lender and each such Replacement Lender, such fees as may be mutually agreed by the Borrower and such Lenders. The Administrative Agent shall give prompt notice to the Borrower and the Lenders of the occurrence of the Extension Closing Date, which notice shall be conclusive and binding.
(g)Permitted Amendments; Conflicting Provisions. In connection with effecting the extension requested pursuant to this Section 2.15, the Administrative Agent and the Borrower may, without the consent of any Lender other than the Extending Lenders and the applicable Replacement Lenders, effect such amendments to this Agreement as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section 2.15. This Section 2.15 shall supersede any provisions in Section 2.13 or 11.01 to the contrary.

SECTION 2.16.    [Reserved.]
SECTION 2.17.    Defaulting Lenders.
(a)Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i)Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 11.01.
(ii)Ticking Fees. Ticking fees shall cease to accrue on the amount of the Commitment of such Lender pursuant to Section 2.09(a), and the Borrower shall not be required to pay any ticking fees that otherwise would have been required to have been paid to such Defaulting Lender for any period during which such Lender is a Defaulting Lender.
(b)Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while such Lender was a Defaulting Lender; provided further that (i) all amendments, waivers or consents effected without its consent in accordance with the provisions of Section 11.01 and this Section 2.17 during such period shall be binding on it and (ii) except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
ARTICLE III

Taxes, Yield Protection and Illegality
SECTION 3.01.    Taxes.
(a)Except as required by Laws, any and all payments by or on behalf of the Borrower to or for the account of the Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without withholding or deduction for Taxes. If the Borrower or the Administrative Agent shall be required by any applicable Laws to withhold or deduct any Taxes from or in respect of any sum payable under any Loan Document to the Administrative Agent or any Lender, then (i) the Borrower or the Administrative Agent, as required by such Laws, shall withhold or make such deductions, (ii) the Borrower or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws, and (iii) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the Borrower shall be increased as necessary so that after any required withholding or the making of all required deductions (including deductions applicable to additional sums payable under this Section 3.01) the Administrative Agent or such Lender receives an amount equal to the sum it would have received had no such withholding or deduction of Indemnified Taxes been made.

(b)In addition, the Borrower agrees to pay any and all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes and any other excise or property Taxes or similar levies that arise from the execution, delivery, performance (other than payment of amounts owing under the Loan Documents), enforcement or registration of, or otherwise similarly with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 11.16) (hereinafter referred to as “Other Taxes”).
(c) The Borrower agrees to indemnify the Administrative Agent and each Lender for (x) the full amount of Indemnified Taxes (including any Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) paid by the Administrative Agent and such Lender and (y) any reasonable expenses arising therefrom or with respect thereto, in each case whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the applicable Governmental Authority. Payment under this Section 3.01(c)(i) shall be made within 60 days after the date the applicable Lender or the Administrative Agent makes a written demand therefor; provided, however, that notwithstanding any other provision of this Section 3.01, if the Administrative Agent or any Lender requests indemnification or reimbursement for Indemnified Taxes pursuant to this Section 3.01 more than 120 days after the earlier of (i) the date on which the Administrative Agent or such Lender, as the case may be, makes payment of such Indemnified Taxes and (ii) the date on which the applicable Governmental Authority makes written demand on the Administrative Agent or such Lender, as the case may be, for payment of such Indemnified Taxes, then the Borrower shall not be obligated to indemnify or reimburse the Administrative Agent or such Lender, as the case may be, for such Indemnified Taxes. The Borrower shall, and does hereby indemnify the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, for any amount which a Lender for any reason fails to pay indefeasibly to the Administrative Agent as required pursuant to Section 3.01(c)(ii); provided, however, that the Borrower shall not have any obligation to indemnify any party hereunder for Indemnified Taxes or Other Taxes that arise from such party’s own gross negligence or willful misconduct. To the extent that the Borrower pays an amount to the Administrative Agent pursuant to the preceding sentence (a “Back-Up Indemnity Payment”), then upon request of the Borrower, the Administrative Agent shall use commercially reasonable efforts to exercise its set-off rights described in the last sentence of Section 3.01(c)(ii) (on behalf of itself or the Borrower) to collect the applicable Back-Up Indemnity Payment amount from the applicable Lender and shall pay the amount so collected to the Borrower net of any reasonable expenses incurred by the Administrative Agent in its efforts to collect (through set-off or otherwise) from such Lender with respect to Section 3.01(c)(ii).
(ii)Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so) and (y) the Administrative Agent and the Borrower, as applicable, against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or the Borrower in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the applicable Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Section 3.01(c)(ii).

(d)[Reserved.]
(e)Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by the Borrower or by the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.
(f)Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender any refund of Taxes withheld or deducted from funds paid for the account of such Lender, as the case may be. If the Administrative Agent or a Lender determines, in good faith, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 3.01, it shall pay an amount equal to such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), it being understood that any such refund received by another member of a fiscal group that such Lender forms part of shall be treated as received by such Lender for purposes of this Section 3.01(f); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 3.01(f), in no event will the Administrative Agent or any Lender be required to pay any amount to the Borrower pursuant to this Section 3.01(f) the payment of which would place the Administrative Agent or such Lender in a less favorable net after-Tax position than such Person would have been in if the Indemnified Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 3.01(f) shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(g)Each party’s obligations under this Section 3.01 and under Section 11.15 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.
SECTION 3.02.    Illegality.
If any Lender in good faith determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to perform any of its obligations hereunder or make, maintain or fund or charge interest with respect to any Loan or to determine or charge interest rates based upon the LIBO Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (a) any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to any such Loan or to convert Base Rate Loans to LIBOR Loans shall be suspended and (b) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to clause (c) of the definition of Base Rate, the interest rate on the Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without utilization of clause (c) of the definition of Base Rate, in each case, until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice by the Borrower, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable in the case of LIBOR Loans, convert all of such Lender’s LIBOR Loans to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to clause (c) of the definition of Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans and (y) if such notice asserts the illegality of such Lender determining or charging such interest rates based upon the LIBO Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to clause (c) of the definition of Base Rate until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the LIBO Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender. If such Lender does not designate a different Lending Office to avoid the need for such notice, the Borrower may replace such Lender in accordance with Section 11.16.
Each Lender at its option may make any Loan to the Borrower by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement; provided, however, if any Lender determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, in each case, after the Restatement Effective Date for any Lender or its applicable Lending Office to issue, make, maintain, fund or charge interest with respect to any Loan to the Borrower, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, and until such notice by such Lender is revoked, any obligation of such Lender to issue, make, maintain, fund or charge interest with respect to any such Loan shall be suspended. Upon receipt of such notice, the Borrower shall take all reasonable actions requested by such Lender to mitigate or avoid such illegality.

SECTION 3.03.    Alternate Rate of Interest.
(a)Subject to Section 3.03(b), if prior to the commencement of any Interest Period for any LIBOR Borrowing:
(i)the Administrative Agent in good faith determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for determining the Adjusted LIBO Rate for such Interest Period (including because the LIBO Screen Rate is not available or published on a current basis); or
(ii)the Administrative Agent is advised by the Required Lenders that the Required Lenders in good faith have determined that, for any reason, the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to the Required Lenders of funding or maintaining the Loans comprising such Borrowing for such Interest Period;
then the Administrative Agent will promptly notify the Borrower and the Lenders and, if such notice is given, then until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (1) any Loan Notice that requests the conversion of any Borrowing to, or continuation of any Borrowing as, an affected LIBOR Borrowing shall be ineffective, (2) any affected LIBOR Borrowing that is requested to be continued shall, at the end of the then-current Interest Period applicable thereto, unless repaid, be converted to a Base Rate Borrowing and (3) any Loan Notice that requests the making of an affected LIBOR Borrowing shall be deemed to be a request for a Base Rate Borrowing.
(b) Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) or (2) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any other Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (3) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any other Loan Document in respect of any Benchmark setting at or after 5:00 p.m., New York City time, on the fifth Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(ii)Notwithstanding anything to the contrary herein or in any other Loan Document and subject to the proviso below in this paragraph, if a Term SOFR Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then the applicable Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder or under any other Loan Document in respect of such Benchmark setting and subsequent Benchmark settings, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document; provided that this paragraph shall not be effective unless the Administrative Agent has delivered to the Lenders and the Borrower a Term SOFR Notice. For the avoidance of doubt, the Administrative Agent shall not be required to deliver a Term SOFR Notice after a Term SOFR Transition Event and may do so in its sole discretion.
(iii)In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(iv)The Administrative Agent will promptly notify the Borrower and the Lenders of (A) any occurrence of a Benchmark Transition Event, an Early Opt-in Election or an Other Benchmark Rate Election, as applicable, (B) the implementation of any Benchmark Replacement, (C) the effectiveness of any Benchmark Replacement Conforming Changes, (D) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.03(b)(v) and (E) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.03, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.03.
(v)Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (A) if the then-current Benchmark is a term rate (including Term SOFR or LIBO Rate) and either (x) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (y) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (B) if a tenor that was removed pursuant to clause (A) above either (x) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (y) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(vi)Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any Loan Notice requesting a borrowing of, conversion to or continuation of LIBOR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate and such component shall be deemed to be zero.
SECTION 3.04.    Increased Cost and Reduced Return; Capital Adequacy and Liquidity.
(a)If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate);
(ii)impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender; or
(iii)subject the Administrative Agent or any Lender to any Taxes (other than Taxes on payments pursuant to the Loan Documents, which will be governed by Section 3.01, Other Taxes and Excluded Taxes) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;
and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any Loan, or to reduce the amount of any sum received or receivable by the Administrative Agent or such Lender hereunder (whether of principal, interest or any other amount) (and the Administrative Agent or such Lender, as applicable, deems such increase or reduction to be material), then, from time to time within 10 Business Days after the Borrower’s receipt of the certificate contemplated by Section 3.06(a) from the Administrative Agent or such Lender, the Borrower will pay to the Administrative Agent or such Lender, as the case may be, such additional amount or amounts as will compensate the Administrative Agent or such Lender, as the case may be, for such additional costs or expenses incurred or reduction suffered.

(b)If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital or liquidity requirements has the effect of reducing, by an amount deemed by such Lender to be material, the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, any Commitment of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy or liquidity), then, from time to time within 10 Business Days after the Borrower’s receipt of the certificate contemplated by Section 3.06(a) from such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)Failure or delay on the part of the Administrative Agent or any Lender to demand compensation pursuant to this Section 3.04 shall not constitute a waiver of its right to demand such compensation; provided that the Borrower shall not be required to compensate the Administrative Agent or any Lender pursuant to this Section 3.04 for any increased costs or expenses incurred or reductions suffered more than 90 days prior to the date that the Administrative Agent or such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or expenses or reductions and of the Administrative Agent’s or such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or expenses or reductions is retroactive, then the 90-day period referred to above shall be extended to include the period of retroactive effect thereof.
SECTION 3.05.    Funding Losses.
Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall compensate such Lender for and hold such Lender harmless from any loss, cost or expense (excluding the loss of the Applicable Rate) incurred by it as a result of:
(a)any continuation, conversion, payment or prepayment of any LIBOR Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(b)any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any LIBOR Loan on the date or in the amount notified by the Borrower (whether or not such notice may be withdrawn in accordance herewith);
(c)any failure by the Borrower to make payment of any Loan (or interest due thereon) on its scheduled due date; or
(d)any assignment of a LIBOR Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.16;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any reasonable customary administrative fees charged by such Lender in connection with the foregoing. The Borrower will, within 10 Business Days after the Borrower’s receipt of the certificate contemplated by Section 3.06(a), pay such Lender such additional amounts as will compensate such Lender for such losses, costs or expenses.
For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each LIBOR Loan made by it at the Adjusted LIBO Rate by a matching deposit or other borrowing in the London interbank market for a comparable amount and for a comparable period, whether or not such LIBOR Loan was in fact so funded.
SECTION 3.06.    Matters Applicable to all Requests for Compensation.
(a)The Administrative Agent or any Lender claiming compensation under Section 3.01 or 3.04 shall be required to deliver a certificate to the Borrower setting forth in reasonable detail (i) the additional amount or amounts to be paid to it hereunder and (ii) the manner in which such amount was determined, which certificate shall be conclusive in the absence of manifest error. In determining such amount, the Administrative Agent or such Lender may use any reasonable averaging and attribution methods.
(b)Upon any Lender’s making a claim for compensation under Section 3.01 or 3.04, the Borrower may replace such Lender in accordance with Section 11.16.
(c)Notwithstanding anything contained herein to the contrary, a Lender shall not be entitled to any compensation pursuant to Section 3.04 or to exercise the rights under Section 3.02 to the extent such Lender is not generally imposing such charges or requesting such compensation from, or is not generally exercising such rights against, as applicable, other similarly situated borrowers under similar circumstances.
SECTION 3.07.    Survival.
The obligations of the Borrower under this Article III shall survive termination of the Aggregate Commitments, repayment of all other Obligations hereunder and resignation of the Administrative Agent.

ARTICLE IV

[Reserved]
ARTICLE V

Conditions Precedent
SECTION 5.01.    Conditions to the Restatement Effective Date.
The amendment and restatement of the Existing Syndicated Facility Agreement to be in the form hereof is subject to the satisfaction (or waiver in accordance with Section 11.01 of the Existing Syndicated Facility Agreement) of the conditions precedent to the occurrence of the Restatement Effective Date set forth in the Restatement Agreement.
SECTION 5.02.    Conditions to Each Funding Date.
The obligation of each Lender to make a Loan as part of any Borrowing is subject to the occurrence of the Restatement Effective Date and the satisfaction (or waiver in accordance with Section 11.01) of the following conditions:
(a)After giving effect to such Borrowing, (i) the representations and warranties of the Borrower contained in Article VI or any other Loan Document shall be true and correct in all material respects (in the case of any representation and warranty qualified by materiality or Material Adverse Effect in the text thereof, in all respects) on and as of the Funding Date with respect to such Borrowing, except to the extent that such representations and warranties specifically refer to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (in the case of any representation and warranty qualified by materiality or Material Adverse Effect in the text thereof, in all respects) as of such earlier date, and except that for the purposes of this Section 5.02(a), the representations and warranties contained in Sections 6.05(a) and 6.05(b) shall be deemed to refer to the most recent financial statements furnished pursuant to Section 7.01(a) or 7.01(b), as applicable, and (ii) no Default shall exist on and as of such Funding Date.
(b)The Administrative Agent shall have received a Loan Notice in accordance with the requirements hereof, and such Loan Notice shall not have been withdrawn.
(c)Any fees payable to the Lenders by the Borrower hereunder that are required to be paid on or before the Funding Date with respect to such Borrowing shall have been paid.
On the date of any Borrowing (other than any conversion or continuation of any Loan), the Borrower shall be deemed to have represented and warranted that the conditions specified in paragraph (a) of this Section 5.02 have been satisfied.
Without limiting the generality of the provisions of the last paragraph of Section 10.03, for purposes of determining compliance with the conditions specified in Section 5.01 or 5.02, each Lender will be deemed to have consented to approved or accepted, or to be satisfied with, each document or other matter referred to in such Section unless the Administrative Agent will have received notice from such Lender prior to the proposed Restatement Effective Date or the proposed Funding Date, as applicable, specifying its objection thereto.

ARTICLE VI

Representations and Warranties
The Borrower represents and warrants to the Administrative Agent and the Lenders, on the Restatement Effective Date, each Funding Date and each other date on which representations and warranties are required to be, or are deemed to be, made under the Loan Documents, that:
SECTION 6.01.    Existence, Qualification and Power.
The Borrower (a) is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Loan Documents and (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except, in each case referred to in clause (b)(i) or (c), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect.
SECTION 6.02.    Authorization; No Contravention.
The execution, delivery and performance by the Borrower of each Loan Document have been duly authorized by all necessary corporate or other organizational action and do not (a) contravene the terms of any Organization Documents of the Borrower, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, (i) any Contractual Obligation to which the Borrower is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Borrower or its property is subject or (c) violate any Law, except, in each case referred to in clause (b) or (c), to the extent that it would not reasonably be expected to have a Material Adverse Effect.
SECTION 6.03.    Governmental Authorization; Other Consents.
No approval, consent, exemption, authorization or other action by or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower of this Agreement or any other Loan Document, except for those the failure to obtain, occur or make would not reasonably be expected to have a Material Adverse Effect.
SECTION 6.04.    Binding Effect.
This Agreement and each other Loan Document has been duly executed and delivered by the Borrower. This Agreement and each other Loan Document constitutes a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other Laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 6.05.    Financial Statements; No Material Adverse Change.
(a)The audited consolidated balance sheet of the Consolidated Group as of December 31, 2020, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for the fiscal year then ended, including the notes thereto, (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present in all material respects the financial position of the Consolidated Group as of the date thereof and its results of operations and cash flows for the period covered thereby in accordance with GAAP and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Consolidated Group as of the date thereof, including liabilities for Taxes, material commitments and Indebtedness, which are required to be shown thereon in accordance with GAAP.
(b)The unaudited consolidated balance sheet of the Consolidated Group as of September 30, 2021, and the related consolidated statements of income or operations and cash flows for the fiscal quarter then ended, (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, (ii) fairly present in all material respects the financial position of the Consolidated Group as of the date thereof and its results of operations and cash flows for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments, and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Consolidated Group as of the date thereof, including liabilities for Taxes, material commitments and Indebtedness, which are required to be shown thereon in accordance with GAAP.
(c)Since December 31, 2020, there has been no event or circumstance, either individually or in the aggregate, that has had or would be reasonably be expected to have a Material Adverse Effect.
SECTION 6.06.    Litigation.
There are not any actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of the Borrower, threatened (and reasonably likely to be commenced) in writing against or affecting any member of the Consolidated Group or any property or rights of any member of the Consolidated Group as to which there is a reasonable likelihood of an adverse determination and which, if adversely determined, would individually or in the aggregate result in a Material Adverse Effect.
SECTION 6.07.    No Default.
(a)Neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation that would reasonably be expected to have a Material Adverse Effect.

(b)No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
SECTION 6.08.    Ownership of Property; Liens.
Each member of the Consolidated Group has good record and marketable title in fee simple (or similar concept under any applicable jurisdiction) to, or valid leasehold interests in, all real property necessary in the ordinary conduct of its business, except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Consolidated Group is subject to no Liens, other than Liens permitted by Section 8.01.
SECTION 6.09.    Environmental Compliance.
Except as set forth in Schedule 6.09, (a) the Consolidated Group is in compliance in all material respects with all applicable Environmental Laws, except where the failure to do so would not be reasonably likely, individually or in the aggregate, to result in a Material Adverse Effect, (b) no member of the Consolidated Group has received written notice of any failure to comply with applicable Environmental Laws, which non-compliance neither has been or is being remedied, nor is being contested in good faith by such member of the Consolidated Group, nor is the subject of such member’s good faith efforts to achieve compliance, except notices for which non-compliance would not be reasonably likely, individually or in the aggregate, to result in a Material Adverse Effect, (c) the Consolidated Group’s facilities do not manage any Hazardous Materials in violation of any applicable Environmental Law, except where such violation would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, and (d) the Borrower is aware of no events, conditions or circumstances involving environmental pollution or contamination or employee health or safety that would be reasonably likely to result in a Material Adverse Effect.
SECTION 6.10.    Insurance.
The properties of the Consolidated Group are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts (after giving effect to any self-insurance compatible with the following standards), with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or its Subsidiaries operate.
SECTION 6.11.    Taxes.
Each member of the Consolidated Group has filed all federal, state and other Tax returns and reports required to be filed by such member, and has paid all federal, state and other Taxes levied or imposed upon such member or its properties, income or assets otherwise due and payable, except (a) those that are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP or (b) those that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no proposed Tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.

SECTION 6.12.    ERISA Compliance.
(a)Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Internal Revenue Code and other federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of the Borrower, nothing has occurred that would prevent, or cause the loss of, such qualification. The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Internal Revenue Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Internal Revenue Code has been made with respect to any Plan.
(b)There are no pending or, to the knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that would reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or would reasonably be expected to result in a Material Adverse Effect.
(c)Other than as would not reasonably be expected to result in a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably expected to occur, (ii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA and other contributions payable in accordance with the terms of such Pension Plan or applicable Law) and (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred that, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan.
(d)The Pension Plans, on a consolidated basis, do not have any Unfunded Pension Liability that would reasonably be expected to result in a Material Adverse Effect.
(e)To the knowledge of the Borrower, neither the Borrower nor any ERISA Affiliate has engaged in a transaction that is subject to Sections 4069 or 4212(c) of ERISA.
(f)The Borrower is not and will not be using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments.
SECTION 6.13.    Margin Regulations; Investment Company Act.
(a)The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying “margin stock” within the meaning of Regulation U issued by the FRB, as in effect from time to time, or extending credit for the purpose of purchasing or carrying “margin stock”, and the Loans hereunder will not be used to purchase or carry “margin stock” in violation of Regulation U or to extend credit to others for the purpose of purchasing or carrying “margin stock”, or for any purpose that would violate the provisions of Regulation X issued by the FRB, as in effect from time to time.

(a)The Borrower is not and is not required to be registered as an “investment company” under the Investment Company Act of 1940.
SECTION 6.14.    Disclosure.
No report, financial statement, certificate or other written information furnished by the Borrower or by any representatives of the Borrower (on the Borrower’s behalf) to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such projections were prepared in good faith based upon reasonable assumptions and estimates as of the date of preparation (it being understood and agreed that projections are as to future events and are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and its Subsidiaries, that no assurance can be given that any particular projection will be realized, that actual results during the period or periods covered by any such projections may differ significantly from the projected results and such differences may be material, and that projections are not representations by the Borrower or its Subsidiaries that such projections will be achieved).
SECTION 6.15.    Compliance with Laws.
Each of the Borrower and each Subsidiary is in compliance in all material respects with the requirements of all Laws, except in such instances in which (a) such requirement of Law is being contested in good faith by appropriate proceedings or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.
SECTION 6.16.    Intellectual Property; Licenses, Etc.
To the knowledge of the Borrower, the Consolidated Group owns, or possesses the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights that are reasonably necessary for the operation of its businesses, without conflict with the rights of any other Person that would reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Subsidiary infringes upon any rights held by any other Person that would reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower, threatened (and reasonably likely to be commenced), that would in either case reasonably be expected to have a Material Adverse Effect.
SECTION 6.17.    [Reserved].
SECTION 6.18.    [Reserved].
SECTION 6.19.    [Reserved].

SECTION 6.20.    OFAC; Anti-Corruption Laws.
(a)The Borrower has implemented and maintains in effect policies and procedures reasonably designed to promote and achieve compliance by the Borrower, its Subsidiaries and their respective directors, officers and employees with applicable Sanctions, and the Borrower and its Subsidiaries and (to the knowledge of the Borrower and its Subsidiaries) their respective directors, officers, employees, agents and Affiliates are in compliance with applicable Sanctions in all material respects and are not knowingly engaged in any activity that would constitute a violation of applicable Sanctions. None of the Borrower or its Subsidiaries, nor (to the knowledge of the Borrower and its Subsidiaries) any director, officer, employee, agent or Affiliate thereof, is a Person that is, currently the subject of any Sanctions. None of the Borrower or any Subsidiary is located, organized or resident in a Designated Jurisdiction.
(b)The Borrower and its Subsidiaries are in compliance in all material respects with applicable anti-corruption Laws (it being understood and agreed that the foregoing representation and warranty shall not be deemed to be inaccurate on account of conduct described in Schedule 6.20 solely to the extent such conduct has occurred prior to the Closing Date (and, for the avoidance of doubt, is not continuing on the date on which such representation and warranty is made or deemed to be made hereunder)) and have instituted and maintain in effect policies and procedures reasonably designed to promote and achieve compliance with such Laws.
ARTICLE VII

Affirmative Covenants
So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification obligations for which no claim or demand has been made), the Borrower shall and shall cause each of its Subsidiaries to:
SECTION 7.01.    Financial Statements.
Furnish to the Administrative Agent (which will make such documents available to each Lender):
(a)as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Consolidated Group as of the end of such fiscal year, and the related consolidated statements of income or operations, changes in equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, audited and accompanied by a report and opinion of an independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit; and
(b)as soon as available, but in any event within 50 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Consolidated Group as of the end of such fiscal quarter, and the related consolidated statements of income or operations and cash flows for such fiscal quarter and for the portion of the Borrower’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting in all material respects the financial position, results of operations and cash flows of the Consolidated Group in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.
As to any information contained in materials furnished pursuant to Section 7.02(d), the Borrower shall not be separately required to furnish such information under clause (a) or (b) above, but the foregoing shall not be in derogation of the obligation of the Borrower to furnish the information and materials described in clauses (a) and (b) above at the times specified therein.
SECTION 7.02.    Certificates; Other Information.
Deliver to the Administrative Agent (which will make such documents available to each Lender):
(a)[reserved];
(b)concurrently with the delivery of the financial statements referred to in Sections 7.01(a) and 7.01(b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower, (i) setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the Financial Covenant, (ii) certifying that no Default or Event of Default exists as of the date thereof (or, to the extent a Default or Event of Default exists, the nature and extent thereof and the proposed actions of the Borrower with respect thereto) and (iii) including a summary of all material changes in GAAP affecting the consolidated financial statements of the Borrower and in the consistent application thereof by the Borrower, the effect on the Financial Covenant resulting therefrom and a reconciliation between calculation of the Financial Covenant before and after giving effect to such changes (which certificate may be delivered by electronic mail);
(c)promptly after requested in writing by the Administrative Agent on behalf of any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by its independent registered public accounting firm in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;
(d)promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements that the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto;

(e)promptly following any request in writing therefor, information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” rules, including the PATRIOT Act, the Beneficial Ownership Regulation or other applicable anti-money laundering Laws; and
(f)promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary, or compliance with the terms of the Loan Documents, as the Administrative Agent, on behalf of any Lender, may from time to time reasonably request in writing.
Documents required to be delivered pursuant to Section 7.01(a), 7.01(b) or 7.02(d) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s website on the Internet at https://www.albemarle.com or (ii) on which such documents (A) are publicly available on the website of the SEC at http://www.sec.gov or (B) are posted on the Borrower’s behalf on another Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third‑party website or whether sponsored by the Administrative Agent); provided that in the case of documents that are not available on http://www.sec.gov, (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies (which may include .pdf files) is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify (which may be by electronic mail) the Administrative Agent and each Lender of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
The Borrower hereby acknowledges that (a) the Administrative Agent may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, SyndTrak or another similar electronic system (the “Platform”) subject to procedures and confidentiality undertakings of the Platform and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information (within the meaning of United States federal and state securities Laws or the securities Laws of other applicable jurisdictions) with respect to the Borrower, its Affiliates or the respective Securities of any of the foregoing (“MNPI”), and who may be engaged in investment and other market-related activities with respect to such Persons’ Securities. The Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (x) by marking Borrower Materials “PUBLIC”, the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat such Borrower Materials as not containing any MNPI (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.08), (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Side Information” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated as “Public Side Information”.
SECTION 7.03.    Notices.
Promptly notify the Administrative Agent (which will make such notice available to each Lender):
(a)of the occurrence of any Default;
(b)of any matter that has resulted or would reasonably be expected to result in a Material Adverse Effect; and
(c)if unrated, any announcement by Moody’s, S&P or Fitch of any Debt Rating, or if rated, any announcement by Moody’s, S&P or Fitch of any change or possible change in a Debt Rating.
Each notice pursuant to this Section 7.03 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and, in the case of any notice pursuant to clause (a) or (b) of this Section 7.03, stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached or on account of which a Default otherwise arises.
SECTION 7.04.    Payment of Obligations.
Pay and discharge as the same shall become due and payable, (a) all material Taxes imposed upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary, (b) all lawful claims that, if unpaid, would by law become a Lien upon its property (other than a Lien permitted by Section 8.01) and (c) except where the failure to so pay or discharge would not reasonably be expected to have a Material Adverse Effect, all other obligations and liabilities.
SECTION 7.05.    Preservation of Existence, Etc.
(a)Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its incorporation or organization except in a transaction permitted by Section 8.02, (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect, and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks the non-preservation of which would reasonably be expected to have a Material Adverse Effect.

SECTION 7.06.    Maintenance of Properties.
Maintain, preserve and protect all of its material properties and material equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear and damage by casualty or condemnation excepted.
SECTION 7.07.    Maintenance of Insurance.
Maintain, with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons.
SECTION 7.08.    Compliance with Laws.
Comply in all material respects with the requirements of all Laws applicable to it or to its business or property, except in such instances in which (a) such requirement of Law is being contested in good faith by appropriate proceedings or (b) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect, and maintain in effect and enforce policies and procedures reasonably designed to promote and achieve compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with applicable anti-corruption Laws and applicable Sanctions.
SECTION 7.09.    Books and Records.
Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be, in each case as required by GAAP, and maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.
SECTION 7.10.    Inspection Rights.
Upon the request of the Administrative Agent on behalf of any Lender, permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants (provided that a representative of the Borrower or any Subsidiary shall be entitled to attend any such meetings with such independent public accountants), all at the expense of the Lenders when no Event of Default exists, and at such reasonable times during normal business hours, upon reasonable advance notice to the Borrower and no more than once per year; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice; provided, further that notwithstanding anything to the contrary herein, none of the Borrower or any Subsidiary shall be required to disclose, permit the inspection, examination or making of copies of or taking abstracts from, or discuss, any document, information or other matter (a) that constitutes non-financial trade secrets or non-financial proprietary information of the Borrower and its Subsidiaries and/or any of its

customers and/or suppliers, (b) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives or agents) is prohibited by applicable Law, (c) that is subject to attorney-client or similar privilege or (d) in respect of which the Borrower or any Subsidiary owes confidentiality obligations to any third party (it being understood that the Borrower or any of the Subsidiaries shall inform the Administrative Agent of the existence and nature of the confidential records, documents or other information not being provided and, following a reasonable request from the Administrative Agent, use commercially reasonable efforts to request consent from an applicable contractual counterparty to disclose such information (but shall not be required to incur any cost or expense or pay any consideration of any type to such party in order to obtain such consent)).
SECTION 7.11.    Use of Proceeds.
Use the proceeds of the Loans solely for general corporate purposes of the Borrower and its Subsidiaries.
ARTICLE VIII

Negative Covenants
So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification obligations for which no claim or demand has been made), the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:
SECTION 8.01.    Liens.
Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:
(a)Liens pursuant to any Loan Document;
(b)Liens existing on the Restatement Effective Date and listed on Schedule 8.01 and any renewals or extensions thereof; provided that the scope of the property covered thereby is not increased;
(c)Liens for Taxes that are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(d)carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than 30 days or that are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person;

(e)pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;
(f)deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation, which are covered in clause (h) below), performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(g)easements, rights-of-way, restrictions and other similar encumbrances affecting real property that, in the aggregate, are not substantial in amount and that do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;
(h)Liens securing judgments for the payment of money which do not constitute Events of Default hereunder;
(i)Liens securing, or in respect of, Indebtedness in respect of capital leases, Synthetic Leases and purchase money obligations for fixed or capital assets (including, but not limited to, any such Lien granted within 180 days of the acquisition of such fixed or capital asset); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition;
(j)Liens on property or assets of the Borrower or any Subsidiary granted in connection with Sale and Leaseback Transactions; provided that the aggregate Attributable Principal Amount in connection with such Sale and Leaseback Transactions shall not at any time be in excess of $100,000,000;
(k)Liens on property or assets of the Borrower or any Subsidiary granted in connection with Securitization Transactions;
(l)Liens in favor of customs and revenue authorities arising as a matter of Law to secure payment of customs duties in connection with the importation of goods;
(m)licenses of intellectual property rights in the ordinary course of business;
(n)Liens on the property and assets of any Person to the extent such Liens are existing at the time such Person becomes a member of the Consolidated Group, and any renewals, extensions or replacements thereof so long as the scope of the property covered thereby is not increased; provided such Liens are not created in contemplation thereof and do not extend to any property or assets of any other member of the Consolidated Group;

(o)Liens on property or assets of the Borrower and any Subsidiary granted in connection with environmental remediation or similar obligations with respect to such property or assets not to exceed $100,000,000 in the aggregate;
(p)Liens in favor of the United States or any state thereof, or any agency, instrumentality or political subdivision of any of the foregoing, to secure partial, progress, advance or other payments or performance pursuant to the provisions of any contract or statute, to the extent not constituting Indebtedness;
(q)precautionary filings of Uniform Commercial Code financing statements (or any applicable local Law equivalent) in respect of operating leases or consignment of goods;
(r)with respect to any real property occupied, owned or leased by the Borrower or any of its Subsidiaries, (i) leases, subleases, tenancies, options, concession agreements, rental agreements occupancy agreements, franchise agreements, access agreements and any other agreements, whether or not of record and whether now in existence or hereafter entered into, of the real properties of the Borrower or any Subsidiary granted by such Person to third parties, in each case entered into in the ordinary course of such Person’s business and so long as, to the extent such real properties are subject to Liens, such Liens do not materially interfere with the ordinary conduct of business of the Borrower and its Subsidiaries, taken as a whole, and do not materially impair the use of such property for its intended purposes;
(s)Liens arising by operation of Law under Article 4 of the Uniform Commercial Code (or any applicable local Law equivalent) in connection with collection of items provided for therein or under Article 2 of the Uniform Commercial Code (or such applicable local Law equivalent) in favor of a reclaiming seller of goods or buyer of goods;
(t)rights of set-off or bankers’ liens of banks or other financial institutions where the Borrower or any of its Subsidiaries maintain deposits in the ordinary course of business and which are within the general parameters customary in the banking industry, including Liens arising under article 24 or 25 of the general terms and conditions (algemene bankvoorwaarden) of any member of the Dutch Banker’s Association (Nederlandse Vereniging van Banken) or any similar term applied by a financial institution in the Netherlands pursuant to its general terms and conditions;
(u)Liens attaching solely to (i) cash earnest money deposits in connection with any letter of intent or purchase agreement and (ii) proceeds of an asset disposition permitted hereunder that are held in escrow to secure obligations under the sale documentation relating to such disposition;
(v)any leases, subleases, licenses or sublicenses granted to others in the ordinary course of business of the Borrower and its Subsidiaries which do not materially interfere with the ordinary conduct of business of the Borrower and its Subsidiaries;
(w)any Laws, regulations or ordinances now or hereafter in effect (including, but not limited to, zoning, building and environmental protection) as to the use, occupancy, subdivision or improvement of real property occupied, owned or leased by the Borrower or any of its Subsidiaries adopted or imposed by any Governmental Authority;

(x)Liens of landlords under leases where the Borrower or any of its Subsidiaries is the tenant, securing performance by the tenant under the lease arising by statute or under any lease or related contractual obligation entered into in the ordinary course of business;
(y)(i) Liens that are customary contractual rights of set-off or netting relating to (A) the establishment of depositary relations with banks not granted in connection with the issuance of Indebtedness, (B) pooled deposit or sweep accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations or to secure negative cash balances in local accounts of foreign Subsidiaries incurred in the ordinary course of business of the Borrower or any Subsidiary, (C) purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business and (D) commodity trading or other brokerage accounts incurred in the ordinary course of business and (ii) Liens on the proceeds of any Indebtedness incurred in connection with any transaction permitted hereunder, which proceeds have been deposited into an escrow account on customary terms to secure such Indebtedness pending the application of proceeds to finance such transaction;
(z)Liens securing insurance premium financing arrangements; provided, that such Liens only encumber the insurance premiums, policies or dividends with respect to the policies that were financed with the funds advanced under such arrangements;
(aa)Liens on cash or cash equivalents arising in connection with the defeasance, discharge or redemption of Indebtedness;
(bb)    Liens arising out of conditional sale, title retention, consignment, bailment or similar arrangements for the purchase, sale or shipment of goods entered into in the ordinary course of business;
(cc)    Liens (i) on cash advances or escrow deposits in favor of the seller of any property to be acquired by the Borrower or any Subsidiary to be applied against the purchase price therefor or otherwise in connection with any escrow arrangements with respect thereto or in connection with any disposition permitted under Section 8.02 and (ii) consisting of an agreement to dispose of any property in a disposition permitted under Section 8.02 solely to the extent such disposition would have been permitted on the date of the creation of such Lien; and
(dd)    in respect of Albemarle Wodgina, Liens created pursuant to the Deed of Cross Security in favor of the manager of, or the joint venture participant in, the Wodgina Lithium Joint Venture; provided that such Liens do not secure any Indebtedness;
(ee)    Liens other than those referred to in clauses (a) through (dd) above, provided, however, that the aggregate principal amount of obligations secured by such Liens plus the aggregate principal amount of unsecured Indebtedness of Subsidiaries of the Borrower outstanding pursuant to Section 8.07(g) does not exceed (i) during the Covenant Modification Period, 24% of Consolidated Net Tangible Assets and (ii) thereafter, 30% of Consolidated Net Tangible Assets, in each case, as appearing in the latest balance sheet delivered pursuant to Section 7.01 (or, prior to the first such delivery, referred to in Section 6.05).

SECTION 8.02.    Mergers, Dispositions, Etc.
Merge into, amalgamate or consolidate with any other Person, or permit any other Person to merge into, amalgamate or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) or any capital stock of any Subsidiary, except that:
(a)any member of the Consolidated Group may purchase and sell inventory in the ordinary course of business;
(b)if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing, (i) any Subsidiary or any other Person may merge into, amalgamate with, consolidate with or liquidate or dissolve into the Borrower or any of its Subsidiaries; provided that if the Borrower is a party to such transaction, the Borrower is the surviving corporation, and (ii) any Subsidiary may merge into, amalgamate with, consolidate with or liquidate or dissolve into any other Subsidiary in a transaction in which the surviving entity is a Subsidiary and no Person other than the Borrower or a Subsidiary receives any consideration therefor (except in the case of a non-wholly-owned Subsidiary, minority equity holders may receive their ratable share of consideration); provided that if any such Subsidiary is a Domestic Subsidiary, the surviving entity is a Domestic Subsidiary;
(c)the Borrower may sell all or any portion of the capital stock of any Subsidiary for fair market value, as determined in good faith by the Borrower’s board of directors; provided such sale does not constitute a sale of all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole; and
(d)the Borrower may (i) transfer, or cause to be transferred, all or any portion of the capital stock of any wholly owned Subsidiary to another wholly owned Subsidiary and (ii) sell any portion of the capital stock of any Subsidiary in connection with the establishment of a joint venture for the purpose of developing or continuing a product or business related to any of the Borrower’s existing lines of business as of the Restatement Effective Date.
SECTION 8.03.    Change in Nature of Business.
Engage in any material line of business substantially different from those lines of business conducted by the Consolidated Group on the Restatement Effective Date or any business similar, complementary, ancillary, reasonably related or incidental thereto.

SECTION 8.04.    Transactions with Affiliates.
Enter into any transaction of any kind with any Affiliate of the Borrower, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction (a) shall not restrict dividends or distributions on account of shares of equity interests issued by Subsidiaries of the Borrower ratably to the holders thereof, (b) shall not apply to transactions between or among the members of the Consolidated Group and their Affiliates that are necessary or required under applicable Law or by any Governmental Authority and (c) shall not apply to other transactions between or among any members of the Consolidated Group that are not prohibited by this Agreement (other than this Section 8.04).
SECTION 8.05.    Use of Proceeds.
Use the proceeds of any Loan, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose, in each case in violation of, or for a purpose that violates, Regulation T, U or X of the FRB.
SECTION 8.06.    Financial Covenant.
Permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of the Borrower to be greater than: (a) with respect to the fiscal quarter ending December 30, 2021, 4.00 to 1.0 and (b) with respect to the fiscal quarters ending thereafter, 3.50 to 1.0; provided that, upon consummation of an Acquisition after March 31, 2022 where the consideration includes cash proceeds from the issuance of Funded Debt in excess of $500,000,000, the otherwise applicable maximum Consolidated Leverage Ratio, at the election of the Borrower (with prior written notice to the Administrative Agent), shall increase by 0.50:1.00 for four consecutive fiscal quarters beginning with the fiscal quarter in which such Acquisition occurs (the “Adjustment Period”). After any such Acquisition that results in an Adjustment Period, there must be at least two fiscal quarters subsequent to the end of the Adjustment Period before the Borrower shall be permitted to elect another Adjustment Period. The Borrower shall be permitted to request no more than two Adjustment Periods during the term of this Agreement; provided, however, in connection with each extension of the Maturity Date pursuant to Section 2.15, the Borrower shall have the right to request an additional Adjustment Period.
SECTION 8.07.    Subsidiary Indebtedness.
Permit any Subsidiary to create, incur, assume or suffer to exist any Indebtedness, except:
(a)Indebtedness under the Revolving Credit Agreement; provided that the aggregate outstanding principal amount of such Indebtedness shall not exceed the principal amount permitted to be incurred at such time by the Subsidiaries under the Revolving Credit Agreement as in effect on the Restatement Effective Date;

(b)intercompany Indebtedness among the Borrower and its Subsidiaries or among Subsidiaries;
(c)Indebtedness of any Person to the extent such Indebtedness is existing at the time such Person becomes a member of the Consolidated Group and, any refinancings, replacements or extensions thereof so long as the amount of such Indebtedness, plus any accrued and unpaid interest, plus any reasonable penalty, premium or defeasance costs and reasonable fees and expenses incurred in connection with such refinancings, replacements or extensions, is not increased at the time of such refinancing, replacement or extension; provided such (i) Indebtedness is not created in contemplation thereof and (ii) the scope of obligors liable for such Indebtedness is not increased;
(d)obligations (contingent or otherwise) existing or arising under any Swap Contract; provided that such obligations are (or were) entered into by such Subsidiary for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Subsidiary, or changes in the value of Securities issued by such Person, and not for purposes of speculation or taking a “market view;”
(e)Indebtedness in respect of capital leases, Synthetic Leases and purchase money obligations for fixed or capital assets;
(f)to the extent constituting Indebtedness, obligations in respect of workers’ compensation claims, self-insurance obligations, performance bonds, surety, appeal or similar bonds and completion guarantees provided in the ordinary course of business;
(g)other Indebtedness; provided that the aggregate outstanding principal amount of Indebtedness under this Section 8.07(g) shall not exceed the difference between (A) (i) during the Covenant Modification Period, 24% of Consolidated Net Tangible Assets and (ii) thereafter, 30% of Consolidated Net Tangible Assets, in each case, as appearing in the latest balance sheet delivered pursuant to Section 7.01 (or, prior to the first such delivery, referred to in Section 6.05) minus (B) the aggregate outstanding principal amount of Indebtedness of the Borrower secured by Liens permitted by Section 8.01(ee); and
(h)any guarantee given pursuant to section 8a of the German Act on Partial Retirement (Altersteilzeitgesetz) or section 7e of the Fourth Book of the German Social Code (Sozialgesetzbuch IV).
SECTION 8.08.    Sanctions.
Directly, or knowingly indirectly, use any Loan or the proceeds of any Loan, or lend, contribute or otherwise make available any Loan or the proceeds of any Loan to any Person, to fund any activities of or business with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions.

SECTION 8.09.    Anti-Corruption Laws.
Directly, or knowingly indirectly, use any Loan or the proceeds of any Loan for any purpose which would breach the United States Foreign Corrupt Practices Act of 1977, the United Kingdom Bribery Act 2010 or other similar legislation in other jurisdictions that are applicable to the Borrower or its Subsidiaries.
ARTICLE IX

Events of Default and Remedies
SECTION 9.01.    Events of Default.
Any of the following shall constitute an “Event of Default”:
(a)Non-Payment. The Borrower fails to pay (i) when and as required to be paid herein any amount of principal of any Loan, (ii) within five Business Days after the same becomes due, any interest on any Loan or any ticking fee or other fee due hereunder or (iii) within five Business Days after the same becomes due, any other amount payable hereunder or under any other Loan Document;
(b)Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 7.03, 7.05 or 7.11 or Article VIII;
(c)Other Defaults. The Borrower fails to perform or observe any other covenant or agreement (not specified in clause (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days after the earlier to occur of notice thereof from the Administrative Agent or any Responsible Officer of the Borrower having actual knowledge of such failure;
(d)Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made;
(e)Cross-Default. (i) The Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount and the continuation of such failure beyond any applicable grace or cure period or (B) after giving effect to any applicable grace or cure period, fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing or securing it, or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded, or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the Threshold Amount and, in the case of any Termination Event not arising out of a default by the Borrower or any Subsidiary, such Swap Termination Value has not been paid by the Borrower or such Subsidiary when due;
(f)Insolvency Proceedings, Etc. The Borrower or any Subsidiary (other than an Immaterial Subsidiary) institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undismissed for 60 consecutive calendar days or an order or decree approving or ordering such appointment shall continue unstayed for 30 consecutive calendar days; or any proceeding under any Debtor Relief Law in respect of any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed for 60 consecutive calendar days; or an order or decree approving or ordering such proceeding shall have been entered;
(g)Inability to Pay Debts; Attachment.
(i)The Borrower or any Subsidiary (other than an Immaterial Subsidiary) becomes unable or admits in writing its inability or fails generally to pay its debts as they become due; or
(ii)Any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and such process, if not fully bonded, continues undismissed for 60 consecutive calendar days, or an order or decree approving or ordering such process shall continue unstayed for 30 calendar days;
(h)Judgments. There is entered against the Borrower or any Subsidiary (i) a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) or (ii) any one or more non-monetary final judgments that have, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order or (B) there is a period of 45 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect;

(i)ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or would reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount;
(j)Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or as a result of the satisfaction in full of all the Obligations (other than contingent indemnification obligations for which no claim or demand has been made), ceases to be in full force and effect; or the Borrower or any Subsidiary contests in any manner the validity or enforceability of any Loan Document; or the Borrower denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or
(k)Change of Control. There occurs any Change of Control.
SECTION 9.02.    Remedies Upon Event of Default.
If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions:
(a)declare the Commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated; and
(b)declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;
provided, however, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States (or any other applicable Debtor Relief Laws), the obligation of each Lender to make Loans shall immediately and automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall immediately and automatically become due and payable, in each case, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower, and without further act of the Administrative Agent or any Lender.
SECTION 9.03.    Application of Funds.
After the exercise of remedies provided for in Section 9.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 9.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the Lenders and amounts payable under Article III), ratably among them in proportion to the respective amounts described in this clause Second payable to them;
Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Third held by them;
Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them; and
Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full (other than contingent indemnification obligations for which no claim or demand has been made), to the Borrower or as otherwise required by Law.
ARTICLE X

Administrative Agent
SECTION 10.01.    Appointment and Authority.
Each of the Lenders hereby irrevocably appoints JPMorgan to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article X are, other than with respect to the Borrower’s consent rights in Section 10.06, solely for the benefit of the Administrative Agent and the Lenders, and, except for such consent rights, the Borrower shall not have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

SECTION 10.02.    Rights as a Lender.
The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own Securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
SECTION 10.03.    Exculpatory Provisions.
The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:
(a)shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(b)shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents or as the Administrative Agent shall in good faith deem necessary); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable Law, including, for the avoidance of doubt, any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(c)shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.01) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice (stating that it is a “notice of default”) describing such Default is given in writing to the Administrative Agent by the Borrower or a Lender. The Administrative Agent shall be deemed to have no knowledge of any Lender being a Restricted Lender unless and until the Administrative Agent shall have received the written notice from such Lender referred to in Section 1.06, and then only as and to the extent specified in such notice, and any determination of whether the Required Lenders or any other requisite Lenders shall have provided a consent or direction in connection with this Agreement or any other Loan Document shall not be affected by any delivery to the Administrative Agent of any such written notice subsequent to such consent or direction being provided by the Required Lenders or other requisite Lenders.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent.
SECTION 10.04.    Reliance by Administrative Agent.
(a)The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the signatory, sender or authenticator thereof). The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof), and shall not incur any liability for relying thereon. In determining compliance with any condition under Article V that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the Restatement Effective Date or the applicable Funding Date, as applicable. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
(b) Each Lender hereby agrees that (A) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender) and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (B) to the extent permitted by applicable Law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 10.04(b) shall be conclusive, absent manifest error.

(ii)Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (A) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (B) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment.  Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.
(iii)The Borrower hereby agrees that (A) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (B) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower.
(iv)Each party’s obligations under this Section 10.04(b) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

SECTION 10.05.    Delegation of Duties.
The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub‑agents appointed by the Administrative Agent. The Administrative Agent and any such sub‑agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub‑agent and to the Related Parties of the Administrative Agent and any such sub‑agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
SECTION 10.06.    Resignation of Administrative Agent.
(a)The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, and, at all times other than during the existence of an Event of Default, with the Borrower’s consent (such consent not to be unreasonably withheld), to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that in no event shall any such successor Administrative Agent be a Defaulting Lender. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable Law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower and, at all times other than during the existence of an Event of Default, with the Borrower’s consent (such consent not to be unreasonably withheld), appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)With effect from the Resignation Effective Date or the Removal Effective Date, as applicable, (i) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (ii) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent (other than as provided in Sections 3.01(g) and 10.04(b) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article X and Sections 3.01 and 11.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them (i) while the retiring or removed Administrative Agent was acting as Administrative Agent and (ii) after such resignation or removal for as long as any of them continues to act in any capacity hereunder or under the other Loan Documents, including in respect of any actions taken in connection with transferring the agency to any successor Administrative Agent.
SECTION 10.07.    Non-Reliance on Administrative Agent and Other Lenders.
Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
SECTION 10.08.    No Other Duties, Etc.
Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers, syndication agents, documentation agents, co-agents or book managers listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender hereunder and its rights in respect of indemnities provided for hereunder.
No bookrunner, arranger, syndication agent, documentation agent, co-agent or book manager listed on the cover page hereof shall have or deemed to have any fiduciary relationship with any Lender.

SECTION 10.09.    Administrative Agent May File Proofs of Claim.
In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relating to the Borrower, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.09 and 11.04) allowed in such judicial proceeding; and
(b)to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 11.04.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
SECTION 10.10.    ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments;

(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement;
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement; or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, unless subclause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in subclause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of the Administrative Agent and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that:
(i)none of the Administrative Agent or any Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto);
(ii)the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E);
(iii)the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Obligations);

(iv)the Person making the investment decision on behalf of such Lender with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is a fiduciary under ERISA or the Internal Revenue Code, or both, with respect to the Loans, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder; and
(v)no fee or other compensation is being paid directly to the Administrative Agent or any Arranger or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Commitments or this Agreement.
(c)The Administrative Agent and each Arranger hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
ARTICLE XI

Miscellaneous
SECTION 11.01.    Amendments, Etc.
No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:
(a)extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 9.02) without the written consent of such Lender, it being understood that a waiver of any condition precedent set forth in Section 5.02 or of an Event of Default is not considered an increase in Commitments;

(b)postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest or fees due to any Lender hereunder or under any other Loan Document without the written consent of such Lender;
(c)reduce the principal of, or, subject to Section 3.03, the rate of interest specified herein on, any Loan, or any fees payable hereunder or under any other Loan Document without the written consent of each Lender entitled to receive such amount; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” (or to waive any obligation of the Borrower to pay interest at the Default Rate);
(d)change Section 2.13 or Section 9.03 in a manner that would alter the pro rata sharing of payments required thereby, including any such alteration resulting from any change of the definition of “Pro Rata Share”, without the written consent of each Lender directly affected thereby;
(e)change any provision of this Section or the percentage set forth in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent thereunder without the written consent of each Lender; provided that, with the consent of the Required Lenders, the provisions of this Section and the definitions of the term “Required Lenders” may be amended to include references to any new class of commitments or loans created under this Agreement (or to lenders extending such commitments or loans) on substantially the same basis as the corresponding references relating to the existing Lenders;
(f)change the currency in which any Loan is or may be denominated;
(g)[reserved;] or
(h)consent to the assignment of the Borrower’s rights and obligations hereunder without the written consent of each Lender;
provided further that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document and (ii) each Lender is entitled to vote as such Lender sees fit on any bankruptcy reorganization plan that affects the Loans, and each Lender acknowledges that the provisions of Section 1126(c) of the Bankruptcy Code of the United States supersedes the unanimous consent provisions set forth herein.
Notwithstanding anything to the contrary herein: (i) the Administrative Agent and the Borrower may make amendments contemplated by Sections 2.15 and 3.03(b); (ii) no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (A) the Commitment of such Defaulting Lender may not be increased or extended without the consent of such Lender and (B) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects such Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender; and (iii) the Administrative Agent and the Borrower may amend, modify or supplement this Agreement or any other Loan

Document to cure or correct administrative errors or omissions, any ambiguity, omission, defect or inconsistency or to effect administrative changes, and such amendment shall become effective without any further consent of any other party to such Loan Document so long as the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment. The Administrative Agent may, but shall have no obligation to, with the written concurrence of any Lender, execute amendments, waivers or consents on behalf of such Lender. Any amendment, waiver or consent effected in accordance with this Section 11.01 shall be binding upon each Person that is at the time thereof a Lender and each Person that subsequently becomes a Lender.
SECTION 11.02.    Notices; Effectiveness; Electronic Communication.
(a)Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 11.02(b)), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by e-mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)if to the Borrower or the Administrative Agent, to the address, e-mail address or telephone number specified for such Person on Schedule 11.02; and
(ii)if to any Lender, to the address, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain MNPI).
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices and other communications delivered through electronic communications to the extent provided in Section 11.02(b) shall be effective as provided in Section 11.02(b).
(b)Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished (in addition to e-mail) by other electronic communication (including the Platform) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under Article II by such electronic communication. Each of the Administrative Agent and the Borrower may (in addition to e-mail), in its discretion, agree to accept notices and other communications to it hereunder by other electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement) and (ii) notices or communications posted to the Platform shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day.
(c)The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials or any other information through the Internet, telecommunications, electronic or other information transmission systems, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
(d)Change of Address, Etc. The Borrower and the Administrative Agent may change its address, telephone number or e-mail address for notices and other communications hereunder by notice to the other parties hereto. Each Lender may change its address, telephone number or e-mail address for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number and e-mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain MNPI.

(e)Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices and Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower, except to the extent that such losses, costs, expenses or liabilities are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of, or material breach of this Agreement or any other Loan Document by, the Administrative Agent, such Lender or such Related Party.
All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
SECTION 11.03.    No Waiver; Cumulative Remedies; Enforcement.
No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document (including the imposition of the Default Rate) preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law. No waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 11.01, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Without limiting the generality of the foregoing, the execution and delivery of this Agreement or the making of any Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Related Party of any of the foregoing may have had notice or knowledge of such Default at the time.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 9.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) any Lender from exercising set-off rights in accordance with Section 11.09 (subject to the terms of Section 2.13) or (c) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relating to the Borrower under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 9.02 and (ii) in addition to the matters set forth in clauses (b) and (c) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
SECTION 11.04.    Expenses; Indemnity; Damage Waiver.
(a)Costs and Expenses. The Borrower shall pay (i) all reasonable out‑of‑pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facility provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out‑of‑pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent or any Lender) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such out‑of‑pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans; provided that pursuant to this clause (ii), the Borrower shall not be required to reimburse such fees, charges and disbursements of more than one counsel to the Administrative Agent and all the Lenders, taken as a whole, and if necessary, one local counsel in any relevant jurisdiction, to the Administrative Agent and the Lenders, taken as a whole, unless the representation of one or more Lenders by such counsel would be inappropriate due to the existence of an actual or potential conflict of interest, in which case, upon prior written notice to the Borrower, the Borrower shall also be required to reimburse the reasonable fees, charges and disbursements of one additional counsel to such affected Lenders in each relevant jurisdiction.
(b)Indemnification. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof) and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Liabilities and related expenses (including the reasonable fees, charges and disbursements of one counsel to the Indemnitees, taken as a whole, and if necessary, one local counsel in any relevant jurisdiction, to the Indemnitees, taken as a whole, unless the representation of one or more Indemnitees by such counsel would be inappropriate due to the existence of an actual or potential conflict of interest, in which case, upon prior written notice to the Borrower, the Borrower shall also be required to reimburse the reasonable fees, charges and disbursements of one additional counsel to such affected Indemnitees in each relevant jurisdiction), actually incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower) arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Liabilities or related expenses (x) are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Indemnitees,

(y) result from a claim brought by the Borrower against such Indemnitee for material breach of such Indemnitee’s (or any of its Related Indemnitee’s) obligations hereunder or under any other Loan Document, if the Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction or (z) arise solely from a dispute among the Indemnitees (except when and to the extent that one of the Indemnitees party to such dispute was acting in its capacity or in fulfilling its role as Administrative Agent, Arranger or any similar role under this Agreement or any other Loan Document) that does not involve any act or omission of the Borrower or any of its Affiliates. The Borrower shall not be liable for any settlement entered into by an Indemnitee without the prior written consent of the Borrower (such consent shall not be unreasonably withheld, delayed or conditioned), but if settled with the Borrower’s written consent, or if there is a final and nonappealable judgment by a court of competent jurisdiction in any such claim, litigation, investigation or proceeding, the Borrower agrees to indemnify and hold harmless each Indemnitee in the manner and to the extent set forth above; provided that the Borrower shall be deemed to have consented to any such settlement unless the Borrower shall object thereto by written notice to the applicable Indemnitee within 10 Business Days after having received written notice thereof. Without limiting the provisions of Section 3.01(c), this Section 11.04(b) shall not apply with respect to Taxes other than any Taxes that represent Liabilities arising from any non-Tax claim.
(c)Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under Section 11.04(a) or 11.04(b) to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Related Party of the Administrative Agent (or any sub-agent thereof), but without affecting the Borrower’s obligation to make such payments, each Lender severally, but not jointly, agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s share of the outstanding Loans and unfunded Commitments) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender); provided that the unreimbursed expense or indemnified Liabilities or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this Section 11.04(c) are subject to the provisions of Section 2.12(d).
(d)Waiver of Consequential Damages, Etc. Without limiting the Borrower’s indemnification obligations above, to the fullest extent permitted by applicable Law, no party hereto shall assert, and each other party hereto hereby waives, any Liabilities against any other party hereto (or any Lender-Related Person), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with or as a result of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof (other than in respect of any such damages incurred or paid by an Indemnitee to a third party and to which such Indemnitee is otherwise entitled to indemnification as provided above). The Borrower shall not assert, and the Borrower hereby waives, any claim against any Lender-Related Person for any Liabilities arising from the use by others of any information or other materials (including any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet and the Platform) in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, other than for direct or actual damages resulting from the gross negligence, bad faith or willful misconduct of such Lender-Related Person (or its Related Indemnitees) as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)Payments. All amounts due under this Section 11.04 shall be payable not later than 10 Business Days after written demand therefor.
(f)Survival. The agreements in this Section 11.04 and the indemnity provisions of Section 11.02(e) shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.
SECTION 11.05.    [Reserved].
SECTION 11.06.    Payments Set Aside.
To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other Person, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or paid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the greater of (i) the NYFRB Rate and (ii) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

SECTION 11.07.    Successors and Assigns.
(a)Successors and Assigns Generally. The provisions of this Agreement and the other Loan Documents shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder or thereunder without the prior written consent of the Administrative Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with Section 11.07(b), (ii) by way of participation in accordance with Section 11.07(d) or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 11.07(e) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 11.07(d), the Indemnitees, Lender-Related Persons and, to the extent expressly contemplated hereby, the sub-agents of the Administrative Agent and the Related Parties of any of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Commitment or the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i)Minimum Amounts.
(A)in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans or contemporaneous assignments to related Approved Funds that equal at least the amount specified in subsection (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment or the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption (or an agreement incorporating by reference a form of Assignment and Assumption posted on the Platform) with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption (or such an agreement), as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment, it being understood that this clause (ii) shall not be construed to prohibit the assignment of (A) a proportionate part of all the assigning Lender’s rights and obligations in respect of its Commitment without assigning a proportionate part of the assigning Lender’s Loans and (B) a proportionate part of all the assigning Lender’s rights and obligations in respect of its Loans without assigning a proportionate part of the assigning Lender’s Commitment.

(iii)Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
(A)the consent of the Borrower (such consent not to be unreasonably withheld or delayed; provided that it shall be reasonable for the Borrower to withhold consent if such Person does not provide to the Borrower the information required under Section 11.15) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; and
(B)the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.
(iv)Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption (or an agreement incorporating by reference a form of Assignment and Assumption posted on the Platform), together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and deliver to the Administrative Agent and the Borrower certification as to exemption (or reduction) for deduction or withholding of Taxes in accordance with Section 11.15 and shall be subject to the provisions of such Section.
(v)No Assignment to Certain Persons. No such assignment shall be made to (A) the Borrower or any of its Subsidiaries or other Affiliates, (B) any Defaulting Lender or any of its Subsidiaries, or any Person that, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B) or (C) a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person).
(vi)No Assignment Resulting in Additional Indemnified Taxes, etc. Without the written consent of the Borrower, no such assignment shall be made to any Person that, on the effective date of such assignment, through its Lending Offices, (A) is not capable of lending to the Borrower without the imposition of any additional Taxes that would require indemnification payments by the Borrower under this Agreement except, to the extent that such assigning Lender was entitled, at the time of the assignment, to receive additional amounts from the Borrower with respect to such Taxes pursuant to Section 3.01 or (B) is not capable of lending at the applicable interest rates.

(vii)Not Less than Two Lenders. No such assignment shall be made if, immediately after giving effect thereto, there shall be fewer than two Lenders.
(viii)Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) fund its full pro rata share of all Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 11.07(c), from and after the effective date specified in each Assignment and Assumption (or an agreement incorporating by reference a form of Assignment and Assumption posted on the Platform), the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 11.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.07(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.07(d).
(c)Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower (and such agency being solely for tax purposes), shall maintain at one of its offices located in the United States a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(ii)Upon receipt by the Administrative Agent of an Assignment and Assumption (or an agreement incorporating by reference a form of Assignment and Assumption posted on the Platform) executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder) and the processing and recordation fee referred to above, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that the Administrative Agent shall not be required to accept such Assignment and Assumption or so record the information contained therein if the Administrative Agent reasonably believes that such Assignment and Assumption lacks any written consent required by this Section 11.07 or is otherwise not in proper form. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 11.07(c)(ii). Each assignee, by its execution and delivery of an Assignment and Assumption, shall be deemed to have represented to the assigning Lender and the Administrative Agent that such assignee is not a Person made ineligible under Section 11.07(b)(v).
(d)Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person), the Borrower or any of its Subsidiaries or other Affiliates or a Defaulting Lender) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment or Loans); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.04(c) without regard to the existence of any participation.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, waiver or consent of or under any provision of this Agreement and the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or consent described in the first proviso to Section 11.01 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.07(b) (it being understood that the documentation required under Section 11.15 shall be delivered to the Lender that sells the participation) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.07(b); provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 11.16 as if it were an assignee under Section 11.07(b) and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.04, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, unless the Borrower consented to the applicable participation. Each Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 11.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitment, Loan or other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central banking authority in other applicable jurisdictions; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
SECTION 11.08.    Confidentiality.
Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates, its auditors and its and its Affiliates’ respective Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent required or requested by any regulatory authority, (c) to the extent required by applicable Laws or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant (or its Related Parties) in, or any prospective assignee of or Participant (or its Related Parties) in, any of its rights or obligations under this Agreement or to any Eligible Assignee (or its Related Parties) invited to become a Lender pursuant to Section 11.07(b) (it being understood that the Related Parties to whom such disclosure is made be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) any direct or indirect contractual counterparty or prospective counterparty (or its Related Parties) to any swap, derivative or other transaction relating to obligations of the Borrower or (iii) any credit insurance provider relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower, (i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender’s or its Affiliates’ investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates or (j) on a confidential basis to (i) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facility provided hereunder or (ii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement, the other Loan

Documents, the Commitments and the Loans. For the purposes of this Agreement, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower, any Subsidiary or their businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary; provided that, in the case of information received from the Borrower or a Subsidiary after the Restatement Effective Date, such information is clearly identified in writing at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include MNPI, (b) it has developed compliance procedures regarding the use of MNPI and (c) it will handle MNPI in accordance with applicable Law, including United States Federal and state securities Laws.
SECTION 11.09.    Set-off.
In addition to any rights and remedies of the Lenders provided by Law, upon the occurrence and during the continuance of any Event of Default, each Lender and any Affiliate of any Lender is authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower to the fullest extent permitted by Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held by, and other Indebtedness at any time owing by, such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all Obligations owing to such Lender or such Affiliate hereunder or under any other Loan Document, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or owed to a branch or office or Affiliate of such Lender or denominated in a currency different from the branch or office or Affiliate holding such deposit or obligated on such indebtedness. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

SECTION 11.10.    Interest Rate Limitation.
Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
SECTION 11.11.    Counterparts.
This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract, and this has the same effect as if the signature on the counterparts were on a single copy of this agreement.
SECTION 11.12.    Integration; Effectiveness.
This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter, including the commitments of the Lenders and, if applicable, their Affiliates under any commitment letter or any commitment advice entered into or provided in connection with the credit facility established hereunder (but do not supersede any other provisions of any such commitment letter or any fee letter entered into in connection with the credit facility established hereunder that do not by the terms of such documents terminate upon the effectiveness of this Agreement, all of which provisions shall remain in full force and effect). In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof. Except as provided in Section 5.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.

SECTION 11.13.    Survival of Representations and Warranties.
All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by or on behalf of the Administrative Agent, any Lender or any of their respective Affiliates and notwithstanding that the Administrative Agent, any Lender or any of their respective Affiliates may have had notice or knowledge of any Default at the time of any Loan, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification obligations for which no claim or demand has been made).
SECTION 11.14.    Severability.
If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 11.14, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.
SECTION 11.15.    Tax Forms.
(a)(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Administrative Agent and the Borrower, at the time or times reasonably requested by the Administrative Agent or the Borrower, and at the time or times required by applicable Law, such properly completed and executed documentation reasonably requested by the Administrative Agent or the Borrower, or required by applicable Law, as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Administrative Agent or the Borrower, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Administrative Agent or the Borrower, as will enable the Administrative Agent or the Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 11.15(a)(ii) and 11.15(a)(iii)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)Without limiting the generality of the foregoing, a Lender shall deliver to the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Administrative Agent), executed copies of IRS Form W-9 or W-8 certifying that such Lender is exempt from U.S. Federal backup withholding tax.
(iii)If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph, “FATCA” shall include any amendments made to FATCA after the Closing Date.
(b)If any Lender fails to deliver such forms, then the Administrative Agent or the Borrower shall withhold amounts required to be withheld by applicable Laws from payments under any Loan Document at the applicable statutory rate, without reduction. The Borrower shall not have any liability under Section 3.01 or otherwise with respect to amounts withheld by the Administrative Agent pursuant to this Section 11.15(b).
SECTION 11.16.    Replacement of Lenders.
If (i) any Lender is a Non-Extending Lender, (ii) any Lender requests compensation under Section 3.04, (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, (iv) if any Lender is a Defaulting Lender, (v) any Lender (a “Non-Consenting Lender”) does not consent to a proposed amendment, waiver or consent with respect to any Loan Document that has been approved by the Required Lenders as provided in Section 11.01 but requires unanimous consent of all Lenders or all Lenders directly affected thereby or (vi) under any other circumstances set forth herein providing that the Borrower shall have the right to replace a Lender as a party to this Agreement, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.07), all of its interests, rights (other than its existing rights to payments pursuant to Sections 3.01 and 3.04) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:
(a)the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.07(b);

(b)such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(c)in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;
(d)such assignment does not conflict with applicable Laws; and
(e)in the case of any such assignment resulting from a Non-Consenting Lender’s failure to consent to a proposed amendment, waiver or consent with respect to any Loan Document, the applicable assignee consents to the proposed amendment, waiver or consent;
provided, further, so long as Sections 11.16(a) through 11.16(e) have been satisfied, the failure by such Lender to execute and deliver an Assignment and Assumption shall not impair the validity of the removal of such Lender and the mandatory assignment of such Lender’s Commitments and outstanding Loans pursuant to this Section 11.16 shall nevertheless be effective without the execution by such Lender of an Assignment and Assumption.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
SECTION 11.17.    USA PATRIOT Act Notice.
Each Lender that is subject to the PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the PATRIOT Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act.
SECTION 11.18.    Governing Law; Jurisdiction; Etc.
(a)GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (OTHER THAN THOSE CONFLICT OF LAW RULES THAT WOULD DEFER TO THE SUBSTANTIVE LAWS OF ANOTHER JURISDICTION).

(b)SUBMISSION TO JURISDICTION. THE BORROWER IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER OR ANY RELATED PARTY OF THE FOREGOING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION, LITIGATION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION, LITIGATION OR PROCEEDING IN ANY SUCH COURT.
(d)SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
SECTION 11.19.    Waiver of Right to Trial by Jury.
EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF

ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 11.20.    Judgment Currency.
If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable Law).
SECTION 11.21.    No Advisory or Fiduciary Responsibility.
In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arrangers are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent, the Arrangers and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates or any other Person and (B) neither the Administrative Agent nor any Arranger nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Arrangers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor any Arranger has any obligation to disclose any of such interests to the Borrower and its Affiliates. The Borrower agrees that it will not assert any claim against the Administrative Agent, any Arranger, any

Lender or any of their respective Affiliates based on an alleged breach of fiduciary duty by the Administrative Agent, any Arranger, any Lender or any of their respective Affiliates in connection with this Agreement and the transactions contemplated hereby.
SECTION 11.22.    Electronic Execution.
Delivery of an executed counterpart of a signature page of (a) this Agreement, (b) any other Loan Document and/or (c) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 11.02), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by fax, emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution”, “signed”, “signature”, “delivery”, and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by fax, emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower hereby (A) agrees that, for all purposes, including without limitation in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders and the Borrower, Electronic Signatures transmitted by fax, emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) agrees that the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto, and (D) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by fax, emailed .pdf or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrower to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

SECTION 11.23.    [Reserved].
SECTION 11.24.    [Reserved].
SECTION 11.25.    Acknowledgment and Consent to Bail-In of Affected Financial Institutions.
Solely to the extent any Lender that is an Affected Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

[SIGNATURE PAGES FOLLOW]

Schedules to Syndicated Facility Agreement
[[5756284]]

010-9301-3624/4/AMERICAS

SCHEDULE 2.01
Commitments

Lender	Commitment
JPMorgan Chase Bank, N.A.	$100,000,000.00
Bank of America, N.A.	$100,000,000.00
Banco Santander, S.A., New York Branch	$65,000,000.00
Goldman Sachs Bank USA	$65,000,000.00
HSBC Bank USA, National Association	$65,000,000.00
Mizuho Bank, Ltd.	$65,000,000.00
MUFG Bank, Ltd.	$65,000,000.00
Sumitomo Mitsui Banking Corporation	$65,000,000.00
Truist Bank	$65,000,000.00
U.S. Bank National Association	$65,000,000.00
The Northern Trust Company	$30,000,000.00
Total	$750,000,000.00

Schedules to Syndicated Facility Agreement

SCHEDULE 8.01
Existing Liens

Liens described by the following UCC financing statements:

LOUISIANA SECRETARY OF STATE:

Debtor:	Albemarle Corporation
Secured Party:	Key Equipment Finance Inc.
File Number:	09-1182130
File Date:	06/08/2012
Continuation Date:	03/15/2017
Collateral:	Goods and Property described in the above referenced UCC financing statement, and certain collateral related thereto as specified in such financing statement and the applicable underlying agreement(s); 5-2012 Club Car Carryall 232 Electric

Debtor:	Albemarle Corporation
Secured Party:	Caterpillar Financial Services Corporation
File Number:	26-411113
File Date:	11/19/2021
Collateral:	Leased equipment and related property

VIRGINIA STATE CORPORATION COMMISSION:

Debtor:	Albemarle Corporation
Secured Party:	Vallen Distribution, Inc.
File Number:	09-06-17-7194-1
File Date:	06/17/2009
Continuation Date:	02/27/2014
Amendment Date:	01/16/2017
Continuation Date	05/20/2019
Collateral:	All parts, items and products held by the Debtor on consignment from the Secured Party, and certain collateral related thereto as specified in such financing statement and the applicable underlying agreement(s)

Debtor:	Albemarle Corporation
Secured Party:	Wells Fargo Bank, N.A.
File Number:	15-07-29-3832-1
File Date:	07/29/2015
Continuation Date:	06/05/2020
Collateral:	1 Used 2013 Rail King RK320 Rail Car Mover S/N RCM-988-5 and certain collateral related thereto as specified in such financing statement and the applicable underlying agreement(s)
Schedules to Syndicated Facility Agreement

Debtor:	Albemarle Corporation
Secured Party:	Caterpillar Financial Services Corporation
File Number:	16-12-14-3897-9
File Date:	12/14/2016
Continuation Date:	06/22/2021
Collateral:	1 Caterpillar 420F2ST Backhoe Loader S/N: HWC01120, 1.4 cubic yard GP Bucket, 24” HD Bucket, Thumb, and certain collateral related thereto as specified in such financing statement and the applicable underlying agreement(s)

Debtor:	Albemarle Corporation
Secured Party:	Konica Minolta Premier Finance
File Number:	17-05-18-3882-3
File Date:	05/18/2017
Collateral:	3 – Bizhub C3350, 19 – Bizhub C458, and certain collateral related thereto as specified in such financing statement and the applicable underlying agreement(s)

Debtor:	Albemarle Corporation
Secured Party:	De Lage Landen Financial Services, Inc.
File Number:	17-06-08-3830-5
File Date:	06/08/2017
Collateral:	12 Caterpillar GP25N5-GLE forklifts with battery and charger as more particularly described in the financing statement and certain collateral related thereto as specified in such financing statement and the applicable underlying agreement(s)

Debtor:	Albemarle Corporation
Secured Party:	DLL Finance LLC
File Number:	17-07-05-3874-3
File Date:	07/05/2017
Collateral:	Club car, CA100E, Elec Utility (QTY 33)

Debtor:	Albemarle Corporation
Secured Party:	Konica Minolta Premier Finance
File Number:	18-07-12-3932-4
File Date:	07/12/2018
Collateral:	8 BIZHUB C258, 6 BIZHUB C368 and all currently existing and future attachments, parts, accessories and add-ons for all of the foregoing equipment, and all products and proceeds thereof

Debtor:	Albemarle Corporation
Secured Party:	Konica Minolta Premier Finance
File Number:	18-07-31-3903-3
Schedules to Syndicated Facility Agreement

File Date:	07/31/2018
Collateral:	1-BIZHUB C368, 15-BIZHUB C258, RIGHTFAX Software and all currently existing and future attachments, parts, accessories and add-ons for all of the foregoing equipment, and all products and proceeds thereof

Debtor:	Albemarle Corporation
Secured Party:	Konica Minolta Premier Finance
File Number:	19-04-25-3932-7
File Date:	04/25/2019
Collateral:	4 BIZHUB C659 and all currently existing and future attachments, parts, accessories and add-ons for all of the foregoing equipment, and all products and proceeds thereof

Debtor:	Albemarle Corporation
Secured Party:	Motion Industries, Inc.
File Number:	20-20-01-1402-1948-8
File Date:	12/13/2019
Collateral:	Maintenance, repair, operational assets, materials, parts, equipment, supplies, inventory, products and other tangible personal property and all other assets, including goods and merchandise, now or hereafter held for resale, use or consumption in Debtor’s (Consignee’s) business and supplied by Secured Party (Consignor) under consignment or other agreement

Debtor:	Albemarle Corporation
Secured Party:	Wells Fargo Equipment Finance, Inc.
File Number:	20-20-09-2200-8894-8
File Date:	09/22/2020
Collateral:	1 John Deere Model 670GP Moter Grader, S/N: 1DW670GPF677538 together with all replacements, substitutions, parts, improvements, repairs and accessories and all additions incorporated therein or affixed thereto

Debtor:	Albemarle Corporation
Secured Party:	Konica Minolta Premier Finance
File Number:	20-21-07-3000-4935-6
File Date:	06/30/2021
Collateral:	Collateral includes several specific model numbers or serial numbers for items of equipment, including all currently existing and future attachments, parts, accessories and add-ons for such listed equipment, and all products and proceeds thereof

Schedules to Syndicated Facility Agreement

EXHIBIT A
FORM OF LOAN NOTICE
___________, 20__
To:    JPMorgan Chase Bank, N.A., as Administrative Agent
Ladies and Gentlemen:
Reference is made to the Syndicated Facility Agreement dated as of August 14, 2019 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Albemarle Corporation, a Virginia corporation (the “Borrower”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.
The undersigned hereby requests (select one):
A borrowing of Loans
1.The date of the Borrowing is ________.1
2.The aggregate principal amount of the requested Loans is US$__________.
3.The initial Type of requested Loans is [Base Rate Loans][LIBOR Loans].
4.The initial Interest Period is ______ [month[s]]2.
5.The Borrowing is to be credited to the Borrower indicated above at [               ], ABA #[               ], Account #[               ], Attention:[               ].3
A conversion or continuation of a Borrowing
1.Borrowing to which this request applies:
Principal Amount: [ ]
Type: [ ]

1     Must be a Business Day.
2    For LIBOR Loans only. To be a period permitted under the definition of “Interest Period” in the Credit Agreement.
3     Must be an account reasonably acceptable to the Administrative Agent.

Interest Period4: [ ]
2.    Effective date of this election:5 [ ]
3.    Resulting Borrowing[s]:6
Principal Amount7: [ ]
Type:8 [ ]
Interest Period:9 [ ]

ALBEMARLE CORPORATION
by

Name:
Title:

4     In the case of a LIBOR Borrowing, specify the last day of the current Interest Period therefor.
5     Must be a Business Day.
6     If different options are being elected with respect to different portions of the Borrowing, provide the information required by this item 3 for each resulting Borrowing.
7     Indicate the principal amount of the resulting Borrowing and the percentage of the Borrowing in item 1 above.
8     Must comply with the requirements set forth in Section 2.02(a) of the Credit Agreement.
9     Applicable only if the resulting Borrowing is to be a LIBOR Borrowing. To be a period permitted under the definition of “Interest Period” in the Credit Agreement.

EXHIBIT B
FORM OF NOTE
______________, 20__
FOR VALUE RECEIVED, Albemarle Corporation, a Virginia corporation (the “Borrower”), hereby promises to pay to _____________________ (the “Lender”) or its registered assigns, in accordance with the provisions of the Credit Agreement (as hereinafter defined), the principal amount of each Loan made by the Lender to the Borrower under that certain Syndicated Facility Agreement, dated as of August 14, 2019 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among the Borrower, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.
The Borrower promises to pay interest on the unpaid principal amount of each Loan made by the Lender to the Borrower from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Credit Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars and in immediately available funds to the account specified by the Administrative Agent. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) at the Default Rate set forth in the Credit Agreement.
This Note is one of the Notes referred to in the Credit Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Credit Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Credit Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, Type, amount and maturity of its Loans and payments with respect thereto.
The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.
THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

ALBEMARLE CORPORATION
by

Name:
Title:

EXHIBIT C
FORM OF COMPLIANCE CERTIFICATE
The form of this Compliance Certificate has been prepared for convenience only, and is not to affect, or to be taken into consideration in interpreting, the terms of the Credit Agreement referred to below. The obligations of the Borrower under the Credit Agreement are as set forth in the Credit Agreement, and nothing in this Compliance Certificate, or the form hereof, shall modify such obligations or constitute a waiver of compliance therewith in accordance with the terms of the Credit Agreement. In the event of any conflict between the terms of this Compliance Certificate and the terms of the Credit Agreement, the terms of the Credit Agreement shall govern and control, and the terms of this Compliance Certificate are to be modified accordingly.
Financial Statements Date: ___________, 20__
To:    JPMorgan Chase Bank, N.A., as Administrative Agent
Ladies and Gentlemen:
Reference is made to the Syndicated Facility Agreement dated as of August 14, 2019 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Albemarle Corporation, a Virginia corporation (the “Borrower”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used but not otherwise defined herein have the meanings provided in the Credit Agreement.
The undersigned hereby certifies as of the date hereof that [he/she] is the [ ] of the Borrower, and that, in [his/her] capacity as such, [he/she] is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of the Borrower, and that:
[Use following paragraph 1 for fiscal year-end financial statements:]
[1. The audited consolidated financial statements required by Section 7.01(a) of the Credit Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent registered public accounting firm required by such Section, have been filed with the SEC and are available on the website of the SEC at http://www.sec.gov.] [or] [Attached hereto as Schedule 1 are the audited consolidated financial statements required by Section 7.01(a) of the Credit Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent registered public accounting firm required by such Section.]
[Use following paragraph 1 for fiscal quarter-end financial statements:]
[1. The unaudited consolidated financial statements required by Section 7.01(b) of the Credit Agreement for the fiscal quarter, and the portion of the fiscal year, of the Borrower ended as of the above date have been filed with the SEC and are available on the website of the SEC at http://www.sec.gov.] [or] [Attached hereto as Schedule 1 are the unaudited consolidated financial statements required by Section 7.01(b) of the Credit Agreement for the fiscal quarter, and the portion of the fiscal year, of the Borrower ended as of the above date.] Such financial statements fairly present in all material respects the financial position, results of operations and cash flows of the Consolidated Group in accordance with GAAP as of the date and for the period

[[5753921]]

covered thereby, subject only to normal year-end audit adjustments and the absence of footnotes.]
2. [To the best knowledge of the undersigned, no Default or Event of Default exists as of the date hereof.]
[or]
[The following is a list of each existing Default or Event of Default, the nature and extent thereof and the proposed actions of the Borrower with respect thereto:]
3. The Financial Covenant analyses and information set forth on Schedule [1][2] attached hereto (i) are true and accurate on and as of the date hereof and (ii) demonstrate compliance with Section 8.06 of the Credit Agreement.
4. Set forth below is a summary of all material changes in GAAP affecting the consolidated financial statements of the Borrower and in the consistent application thereof by the Borrower occurring during the fiscal quarter of the Borrower ended as of the above date, the effect on the Financial Covenant resulting therefrom and a reconciliation between calculation of the Financial Covenant before and after giving effect to such changes:
[ ]
[signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of __________ ___, ______.

ALBEMARLE CORPORATION
by

Name:
Title:

[Schedule 1
to Compliance Certificate]
Financial statements for the fiscal [year][quarter] of the Borrower ended as of __________, 20__
[see attached]

Schedule [1][2]
to Compliance Certificate
Computations of Financial Covenant
Financial Statements Date: ___________, 20__

1.	Consolidated Leverage Ratio
	(a) Consolidated Funded Debt as of such date (without duplication) [(a)(i) + (a)(ii) + (a)(iii) + (a)(iv) + (a)(v) + (a)(vi) + (a)(vii) + (a)(viii)] minus Unrestricted Cash [(a)(ix)]	$[___,___,___]

(i)all obligations for borrowed money, whether current or long-term (including the Loans), and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, including convertible debt instruments
$[___,___,___]

(ii)all purchase money indebtedness (including indebtedness and obligations in respect of conditional sales and title retention arrangements, except for customary conditional sales and title retention arrangements with suppliers that are entered into in the ordinary course of business) and all indebtedness and obligations in respect of the deferred purchase price of property or services (other than trade accounts payable incurred in the ordinary course of business and payable on customary trade terms)
$[___,___,___]
	(iii)all contingent obligations and unreimbursed drawings under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments	$[___,___,___]
	(iv)the Attributable Principal Amount of capital leases and Synthetic Leases	$[___,___,___]
	(v)the Attributable Principal Amount of Securitization Transactions	$[___,___,___]
	(vi)all preferred stock and comparable equity interests providing or mandatory redemption, sinking fund or other like payments prior to 91 days after the latest Maturity Date currently in effect	$[___,___,___]

(vii)Guarantees in respect of Funded Debt of another Person	$[___,___,___]

(viii)any Funded Debt described in clauses (i) through (vii) above of any partnership or joint venture or other similar entity in which any member of the Consolidated Group is a general partner or joint venturer, and, as such, has personal liability for such obligations, but only to the extent there is recourse to such Person for payment thereof
(ix)Unrestricted Cash: cash and cash equivalents owned at such time by any member of the Consolidated Group, determined on a consolidated basis in accordance with GAAP[10]
$[___,___,___]
$[___,___,___]
(b) Consolidated Net Income for the period of the four fiscal quarters ending on such date [(b)(i) [-/+] (b)(ii) – (b)(iii)]	$[___,___,___]
(i)net income of the Consolidated Group for such period	$[___,___,___]
(ii)items reported as nonrecurring or unusual in the consolidated financial statements of the Borrower and the Consolidated Group and related tax effects	$[___,___,___]

(iii)to the extent included in the amount determined pursuant to clauses (i) and (ii) above, the income of any Subsidiary to the extent the payment of such income in the form of a distribution or repayment of any Indebtedness to the Borrower or a Subsidiary is not permitted, whether on account of any Organization Document restriction, any Contractual Obligation or any Law applicable to such Subsidiary
$[___,___,___]
(c) Consolidated EBITDA for the period of the four fiscal quarters ending on such date [(c)(i) + (c)(ii) + (c)(iii) + (c)(iv) + (c)(v) + (c)(vi) + (c)(vii) + (c)(viii) + (c)(ix) + (c)(x) + (c)(xi) - (c)(xii) - (c)(xiii)]	$[___,___,___]
10 To be included only if such cash and cash equivalents do not appear (and in accordance with GAAP would not be required to appear) as “restricted” on the consolidated balance sheet of the Consolidated Group prepared as of such time in accordance with GAAP.

(i)Consolidated Net Income for such period[11]	$[___,___,___]
(ii)Consolidated Interest Charges for such period	$[___,___,___]
(iii)the provision for federal, state, local and foreign income taxes payable by the Consolidated Group for such period	$[___,___,___]
(iv)the amount of depreciation and amortization expense for such period	$[___,___,___]
(v)non-cash expenses for such period (excluding any non-cash expense to the extent that it represents an accrual of or reserve for cash payments in any future period)	$[___,___,___]
(vi)non-cash goodwill impairment charges for such period	$[___,___,___]

(vii)any non-cash loss for such period attributable to the mark-to-market adjustments in the valuation of pension liabilities (to the extent the cash impact resulting from such loss has not been realized) in accordance with FASB ASC 715
$[___,___,___]

(viii)any fees, expenses or charges for such period (other than depreciation or amortization expense) related to any Acquisition, Disposition, issuance of equity interests, other transactions (excluding intercompany transactions) permitted by Section 8.02 of the Credit Agreement, or the incurrence of Indebtedness not prohibited by the Credit Agreement (including any refinancing or amendment thereof) (in each case, whether or not consummated), including, but not limited to, such fees, expenses or charges related to the Credit Agreement and the other Loan Documents and any amendment or other modification of the Credit Agreement or the other Loan Documents
$[___,___,___]

(ix)any expense for such period to the extent that a corresponding amount is received during such period in cash by the Borrower or any of its Subsidiaries under any agreement providing for indemnification or reimbursement of such expenses
$[___,___,___]
11 Items set forth below (other than under in the case of clause (x) below) to be added or deducted, as applicable, to the extent included in Consolidated Net Income for such period and without duplication.

(x)any expense with respect to liability or casualty events or business interruption to the extent reimbursed to the Borrower or any of its Subsidiaries during such period by third party insurance	$[___,___,___]

(xi)the amount of dividends, distributions or other payments (including any ordinary course dividend, distribution or other payment) that are actually received in cash (or converted into cash) for such period by a member of the Consolidated Group from any Person that is not a member of the Consolidated Group or otherwise in respect of any unconsolidated investment
$[___,___,___]
(xii)non-cash income for such period (excluding any non-cash income to the extent that it represents cash receipts in any future period)	$[___,___,___]
(xiii)any non-cash gains for such period attributable to the mark-to-market adjustments in the valuation of pension liabilities in accordance with FASB ASC 715	$[___,___,___]
(d) Consolidated Leverage Ratio [(a)/(c)]	[ ]:1.00

EXHIBIT D
FORM OF ASSIGNMENT AND ASSUMPTION
This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Syndicated Facility Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and equal to the percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the credit facility identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.
1.    Assignor: ______________________________
[Assignor [is][is not] a Defaulting Lender.12]
2.    Assignee: ______________________________
[and is [a Lender] [an Affiliate/Approved Fund of [identify Lender]13]]
3.    Borrower: Albemarle Corporation
12 Select as applicable.
13 Select as applicable.

4.    Administrative Agent: JPMorgan Chase Bank, N.A., as the Administrative Agent under the Credit Agreement
5.    Credit Agreement: Syndicated Facility Agreement, dated as of August 14, 2019 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Credit Agreement”), among Albemarle Corporation, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent.
6.    Assigned Interest:

Aggregate Amount of Commitments/Loans of all Lenders	Amount of Commitment/Loans Assigned[14]	Percentage Assigned of Commitments/ Loans[15]	CUSIP Number
$[ ]	$[ ]	%
$[ ]	$[ ]	%

[7. Trade Date: __________________]16

Effective Date:    __________________, 20__
[TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
14 Must comply with Section 11.07 of the Credit Agreement.
15 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
16 To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]
by

Name:
Title:

ASSIGNEE [NAME OF ASSIGNEE]
by

Name:
Title:

[Consented to and] Accepted: JPMORGAN CHASE BANK, N.A., as Administrative Agent[17]
by

Name:
Title:

[Consented to:] ALBEMARLE CORPORATION[18]
by

Name:
Title:

17 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
18 To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX 1 TO
ASSIGNMENT AND ASSUMPTION
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1.Representations and Warranties.
1.1Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, representations or warranties made in or in connection with the Credit Agreement or any other Loan Document, other than the representations and warranties made by it herein, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an assignee under Sections 11.07(b)(iii) and 11.07(b)(v) of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.07(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.01 of the Credit Agreement and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest and (vii) attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3.General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by fax or electronic transmission (in .pdf or .tif format) shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.